UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

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☑	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

AFC ENTERPRISES, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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PROXY STATEMENT AND NOTICE OF

2013

ANNUAL SHAREHOLDERS MEETING

400 Perimeter Center Terrace, Suite 1000

Atlanta, Georgia 30346

April 22, 2013

To our Shareholders:

It is our pleasure to invite you to attend our 2013 Annual Meeting of Shareholders which will be held on Wednesday, May 22, 2013, at the Hilton Garden Inn Atlanta Perimeter, 1501 Lake Hearn Drive, Atlanta, Georgia 30319. The 2013 Annual Meeting will start at 8:30 a.m., local time.

The ballot for the 2013 Annual Meeting, to which this proxy statement relates, includes a proposal for the election of seven directors nominated to serve on our Board of Directors until the 2014 Annual Meeting, a proposal to ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending December 29, 2013, and a proposal to approve, on an advisory basis, the compensation of the named executive officers as disclosed in the attached proxy statement.

Please note that you will need to show that you are a shareholder of AFC Enterprises, Inc. to attend the 2013 Annual Meeting. If your shares are registered in your name, your admission card is included with this proxy statement, and you will need to bring that card with you to the meeting, together with valid picture identification. If your shares are held in the name of your broker or another nominee or you received your proxy materials electronically, you will need to bring evidence of your stock ownership, such as your most recent brokerage account statement, and valid picture identification. You will be able to attend the meeting only if you have either an admission card or proof that you own AFC stock.

If you will need special assistance at the meeting because of a disability, please contact our Corporate Secretary, Harold M. Cohen, at (404) 459-4650. Whether or not you plan to attend our annual meeting, you can make certain that your shares are represented at the meeting by promptly completing, signing and returning the enclosed proxy card or voting by Internet or telephone.

Thank you for your support.

Sincerely,

John M. Cranor, III

Chairman of the Board

AFC Enterprises, Inc.

NOTICE OF 2013 ANNUAL MEETING OF SHAREHOLDERS

Time:	8:30 a.m., local time, on Wednesday, May 22, 2013

Place:	Hilton Garden Inn Atlanta Perimeter, 1501 Lake Hearn Drive, Atlanta, Georgia 30319

Items of Business:	(1) To elect seven directors nominated by the Board of Directors to our Board of Directors;

(2) To ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending December 29, 2013;

(3) To approve, on an advisory basis, the compensation of the named executive officers in this proxy statement; and

(4) To transact other business properly coming before the meeting or any adjournment thereof.

Who Can Vote:	You can vote if you were a shareholder of record of our common stock, par value $.01 per share, on April 5, 2013.

Annual Report:	A copy of our 2012 Annual Report on Form 10-K is enclosed.

Date of Mailing:	This notice and the proxy statement are first being mailed to shareholders on or about April 22, 2013.

By Order of the Board of Directors

Harold M. Cohen, Corporate Secretary

Important Notice Regarding the Availability of Proxy Materials for the 2013 Annual Meeting of

Shareholders: The proxy statement and annual report are available at

www.edocumentview.com/AFCE

ABOUT THE MEETING

What am I voting on?

You will be voting on the following:

•	To elect seven directors nominated by the Board of Directors to our Board of Directors;

•	To ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending December 29, 2013;

•	To approve the compensation, on an advisory basis, of the named executive officers in this Proxy Statement; and

•	To transact such other business as may properly come before the meeting or any adjournment thereof.

No cumulative rights are authorized and dissenter’s rights are not applicable to the matters being voted upon.

Who is entitled to vote?

You may vote if you owned our common stock, par value $.01 per share, as of the close of business on April 5, 2013, the record date. Each share of common stock is entitled to one vote. As of April 5, 2013, we had 24,245,329 shares of common stock outstanding.

How do I vote if I do not plan to attend the meeting?

If you are a registered shareholder, meaning that your shares are registered in your name, you have four voting options. You may vote:

•

over the Internet at the web address shown on your proxy card (if you have access to the Internet, we encourage you to vote in this manner; Internet voting is available 24 hours a day and will be accessible until 2:00 a.m. Eastern time on May 22, 2013),

•	by telephone through the number shown on your proxy card (telephone voting is available 24 hours a day and will be accessible until 2:00 a.m. Eastern time on May 22, 2013),
•	by signing your proxy card and mailing it in the enclosed prepaid and addressed envelope, or

•	by attending the annual meeting and voting in person.

If your shares are held in the name of your broker or another nominee, you may be able to grant a proxy to vote via the Internet or telephone. Please see the materials provided by your broker for additional details and voting options available to you.

Please follow the directions on your proxy card carefully.

Can I vote at the meeting?

You may vote your shares at the meeting if you attend in person and the shares are registered in your name. If your shares are held in the name of your broker or another nominee, you may not vote the shares at the meeting unless you obtain a signed proxy from the record holder. Even if you plan to attend the meeting, we encourage you to vote your shares by completing, signing and returning the enclosed proxy card or by Internet or telephone.

Can I change my vote after I return my proxy card or vote by Internet or telephone?

You may change your vote at any time before the polls close at the meeting. You may do this by

(1) submitting a subsequent proxy, by using the Internet, the telephone, or mail,

(2) providing written notice to Harold M. Cohen, Corporate Secretary, revoking your proxy, or

(3) voting in person at the meeting.

Attendance at the meeting will not by itself revoke a proxy.

ABOUT THE MEETING

What if I return my proxy card but do not provide voting instructions?

Proxies that are signed and returned but do not contain instructions will be voted “For” the election of the director nominees named on pages 6-8 of this proxy statement, “For” the ratification of the independent registered public accounting firm, and “For” the approval, on an advisory basis, of the compensation of the named executive officers in this proxy statement.

What does it mean if I receive more than one proxy card?

It means that you have multiple accounts with brokers, other nominees and/or our transfer agent. Please vote all of these shares. We recommend that you contact the record holder of your shares and/or our transfer agent to consolidate as many accounts as possible under the same name and address. Our transfer agent is Computershare Investor Services, LLC, which may be reached at 800-962-4284, or by mail at Computershare Trust Company, N.A., P.O. Box 43078, Providence, Rhode Island 02940-3078.

Can I attend the meeting?

The annual meeting is open to all holders of AFC Enterprises, Inc. (the “Company” or “AFC”) common stock. To attend the meeting, you will need to bring evidence of your stock ownership. If your shares are registered in your name, your admission card is included with this proxy statement, and you will need to bring it with you to the meeting, together with valid picture identification. If your shares are held in the name of your broker or another nominee or you received your proxy materials electronically, you will need to bring evidence of your stock ownership, such as your most recent brokerage account statement, and valid picture identification.

May shareholders ask questions at the meeting?

Yes. Representatives of AFC will answer shareholders’ questions of general interest at the end of the meeting. In order to give a greater number of shareholders an opportunity to ask questions, individuals or groups will be allowed to ask only one question and no repetitive or follow-up questions will be permitted.

How many votes must be present to hold the meeting?

Your shares are counted as present at the meeting if you attend the meeting in person, if you properly return the enclosed proxy card or if you grant a proxy to vote via the Internet or telephone, if permitted to do so. In order for us to conduct our meeting, a majority of our outstanding shares of common stock as of April 5, 2013 must be present at the meeting in person or by proxy. This is referred to as a quorum. Abstentions and broker non-votes will be counted for purposes of establishing a quorum at the meeting.

How may I vote for the nominees for director, and how many votes must the nominees receive to be elected?

With respect to the election of nominees for director, you may:

•	vote FOR the election of the seven nominees for director;

•	WITHHOLD AUTHORITY to vote for one or more of the nominees and vote FOR the remaining nominees; or

•	WITHHOLD AUTHORITY to vote for the seven nominees.

The seven nominees receiving the highest number of affirmative votes will be elected as directors. This number is called a plurality.

ABOUT THE MEETING

How may I vote for the ratification of the appointment of our independent registered public accountants, and how many votes must the proposal receive to pass?

With respect to this proposal, you may:

•	vote FOR the proposal;

•	vote AGAINST the proposal; or

•	ABSTAIN from voting on the proposal.

The ratification of the appointment of our independent registered public accountants must receive the affirmative vote of a majority of the shares entitled to vote at the annual meeting by the holders who are present in person or by proxy to pass. If you abstain from voting on the proposal, it will have the same effect as a vote against the proposal.

How may I vote on the proposal to approve, on an advisory basis, the compensation of the named executive officers as disclosed in this Proxy Statement, and how many votes must the proposal receive to pass?

With respect to this proposal, you may:

•	vote FOR the approval, on an advisory basis, of executive compensation;

•	vote AGAINST the approval, on an advisory basis, of executive compensation; or

•	ABSTAIN from voting on the proposal.

The approval, on an advisory basis, of the compensation of the named executive officers as disclosed in this Proxy Statement, must receive the affirmative vote of a majority of the votes entitled to vote at the annual meeting by the holders who are present in person or by proxy to pass. If you abstain from voting on the proposal, it will have the same effect as a vote against the proposal.

Will my shares be voted if I do not sign and return my proxy card or vote by Internet or by telephone?

If you are a registered record holder of shares of AFC and you do not vote by using the Internet, by telephone, or if you received a proxy card by mail, by signing and returning your proxy card, then your shares will not be voted and will not count in deciding the matters presented for shareholder consideration at the annual meeting.

If your shares are held through a brokerage account, your brokerage firm, under certain circumstances, may vote your shares, even if you do not provide voting instructions. Brokerage firms have authority to vote shares for which their customers do not provide voting instructions on certain “routine” matters. The ratification of our independent registered public accounting firm is a routine matter.

The election of directors and the approval, on an advisory basis, of the compensation of the named executive officers as described in this proxy statement, are “non-routine” matters and may not be voted on by brokers, banks or other nominees who have not received specific voting instructions from beneficial owners.

If you do not provide voting instructions to your brokerage firm, the brokerage firm may either: (1) vote your shares on routine matters, or (2) leave your shares unvoted. We encourage you to provide instructions to your brokerage firm by signing and returning your proxy. This ensures your shares will be voted at the meeting.

When a brokerage firm votes its customers’ unvoted shares on a routine matter, these shares are counted for purposes of establishing a quorum to conduct business at the meeting and determining the outcome of the vote on the routine matter.

ABOUT THE MEETING

Can my shares be voted on matters other than those described in this proxy statement?

Yes. We have not received proper notice of, and are not aware of, any business to be transacted at the meeting other than as indicated in this proxy statement. If any other item or proposal properly comes before the meeting, the proxies received will be voted on those matters in accordance with the discretion of the proxy holders.

BOARD OF DIRECTORS INFORMATION

What is the makeup of the Board of Directors and how often are members elected?

Our Board of Directors currently has eight members. After nearly seven years of distinguished service, John F. Hoffner is retiring from the Board of Directors following the expiration of his current term and will not stand for re-election in 2013. We thank John for his valuable contributions to AFC’s improved performance. Given Mr. Hoffner’s decision to retire, the Board of Directors is evaluating what it believes the optimal size and composition of the Board should be. We expect the Board of Directors will reduce the size of the Board to seven members on an interim basis and expect that it may add one or two new directors over the course of the year. The seven current members of the Board of Directors other than Mr. Hoffner will stand for election at the annual meeting.

Our Board of Directors has determined that the following seven directors are independent within the meaning of applicable Nasdaq Global Market rules: Krishnan Anand, Victor Arias, Jr., Carolyn Hogan Byrd, John M. Cranor, III, John F. Hoffner, R. William Ide, III and Kelvin J. Pennington. Cheryl A. Bachelder is currently our CEO therefore she is not independent within the meaning of applicable Nasdaq Global Market rules.

Each director stands for election each year.

What if a nominee is unwilling or unable to serve?

That is not expected to occur. If it does, proxies voted in favor of the original nominee may be voted for a substitute director nominated by the Board of Directors.

How often did the Board meet in fiscal 2012?

In fiscal 2012, the Board of Directors met five times. Each director attended at least 75% of the meetings of the Board and of the committees of which he or she was a member in fiscal 2012, except for Krishnan Anand.

Does AFC have a policy with regard to Board members’ attendance at the annual shareholders meetings?

Our directors are encouraged, but not required, to attend the annual shareholders meeting. All eight directors then serving on our Board attended the 2012 annual shareholders meeting.

ELECTION OF DIRECTORS AND DIRECTOR BIOGRAPHIES
(Item 1 on the proxy card)

Who are this year’s nominees?

There are seven directors nominated by the Board of Directors that are standing for election this year to hold office until the 2014 annual meeting of shareholders and until their successors are elected. Biographical information about our nominees for director and the experience, qualifications, attributes and skills considered by our Corporate Governance and Nominating Committee and Board in determining that the nominee should serve as a director appears below. For additional information about how we identify and evaluate nominees for director, see “Corporate Governance and Nominating Committee”.

Krishnan Anand, age 55, has served as a director since November 2010. Since December of 2009, Mr. Anand has served as president of the International Division and Head of Global Strategy/M&A of Molson Coors Brewing Company in Denver, Colorado. Prior to joining Coors, Mr. Anand served from 1997 to 2009 in a number of senior marketing and management positions with The Coca-Cola Company, most recently as President of the Philippines Business Unit in Manila, Philippines. From 1980 to 1997, Mr. Anand served in various managerial positions with Unilever plc in India.

Mr. Anand brings to the Board, among other skills and qualifications, broad management and marketing experience in international business, as well as his track record of judgment and achievement, as demonstrated during a 32 year career in leadership positions at major international companies in the consumer products industry. Mr. Anand’s experience and skills make him valuable to the Board as a member of our People Services (Compensation) Committee and our Corporate Governance and Nominating Committee.

Victor Arias, Jr., age 56, has served as a director since May 2001. Since May 2007, Mr. Arias has been a senior client partner with Korn Ferry International, an executive search firm. From November 2004 until May 2007, Mr. Arias was a partner with Heidrick & Struggles, an executive search firm. From April 2002 until November 2004, Mr. Arias was an executive search consultant with Spencer Stuart. He is a trustee emeritus of Stanford University.

Mr. Arias brings to the Board, among other skills and qualifications, extensive management and operational expertise, as well as his track record of judgment and achievement, as demonstrated by his leadership positions as a partner at several international executive search firms and a senior executive at several national real estate companies. Mr. Arias’ experience and skills make him valuable to the Board as chair of our People Services (Compensation) Committee and as a member of our Corporate Governance and Nominating Committee.

Cheryl A. Bachelder, age 56, has served as a Director since November 2006. Since November 2007, Ms. Bachelder has served as our Chief Executive Officer. Ms. Bachelder also served as our President from November 2007 until March 2012. Ms. Bachelder currently serves as a member of the Pier 1 Imports, Inc. Board of Directors. Ms. Bachelder serves on the Advisory Board of APFI, the franchising venture of Procter & Gamble. From July 2006 until February 2013, she served as a member of the True Value Company Board of Directors. From May 2009 until December 2012, Ms. Bachelder served as a member of the National Restaurant Association Board of Directors. Ms. Bachelder served as the President and Chief Concept Officer of KFC Corporation from 2001 to 2003. From 1995 to 2000, Ms. Bachelder was Vice President, Marketing and Product Development for Domino’s Pizza, Inc.

ELECTION OF DIRECTORS AND DIRECTOR BIOGRAPHIES
(Item 1 on the proxy card)

Ms. Bachelder brings to the Board, among other skills and qualifications, her experience in the leadership position as CEO of our Company, as well as her track record of judgment, achievement and leadership, as demonstrated during a 17 year career in the Quick Service Restaurant industry in leadership positions at major restaurant companies and over 34 years of proven operational and managerial experience in the retail and consumer products industries.

Carolyn Hogan Byrd, age 64, has served as a director since May 2001. Ms. Byrd founded GlobalTech Financial, LLC, a financial services and consulting company headquartered in Atlanta, Georgia in May 2000 and currently serves as chairman and chief executive officer. From November 1997 to October 2000, Ms. Byrd served as president of The Coca-Cola Financial Corporation. From 1977 to 1997, Ms. Byrd served in a variety of domestic and international positions with The Coca-Cola Company. In addition to serving as chairman of the Board of Directors of Global Tech Financial, LLC, Ms. Byrd currently serves on the Boards of Directors of Federal Home Loan Mortgage Corporation and Regions Financial Corporation. Ms. Byrd previously served on the Boards of Directors of the St. Paul Companies, Inc., Circuit City Stores, Inc., Reliastar Financial, ING Americas and RARE Hospitality, Inc.

Ms. Byrd brings to the Board, among other skills and qualifications, extensive management, financial, and board level expertise, as well as her track record of judgment and achievement, as evidenced by leadership positions as chairman and chief executive officer of a financial services company, and president of the financial division of a global beverage company. Further, her service as a director of other public companies provides her with broad experience as well as skills that make her valuable to the Board as chair of our Corporate Governance and Nominating Committee and a member of our Audit Committee.

John M. Cranor, III, age 66, has served as a director since November 2006 and Chairman of our Board since November 2007. From 2003 until 2008, Mr. Cranor served as the President and Chief Executive Officer of the New College Foundation, affiliated with the New College of Florida in Sarasota. From 2000 to 2003, Mr. Cranor was a managing General Partner of Yearling Fund, LLC, an early stage investment fund. He currently continues to serve as a Limited Partner in the Yearling Fund. From 1996 to 1999, Mr. Cranor served as Chairman, President and Chief Executive Officer of Long John Silver’s Restaurants, Inc. From 1989 to 1994, Mr. Cranor was President and Chief Executive Officer of KFC Corporation.

Mr. Cranor brings to the Board, among other skills and qualifications, broad managerial and operational experience as well as his track record of judgment and achievement, as demonstrated by his leadership positions as president and chief executive officer of major Quick Service Restaurant companies, as well as broad corporate experience and executive skills that make him valuable to the Board as Chairman of the Board and as a member of our Corporate Governance and Nominating Committee.

R. William Ide, III, age 72, has served as a director since August 2001. Mr. Ide is a partner with McKenna Long & Aldridge, LLP, a national law firm. Mr. Ide is a former Secretary and General Counsel of Monsanto Corporation, former Counselor to the United States Olympic Committee and was president of the American Bar Association. Mr. Ide currently serves on the Board of Directors of the Albermarle Company and on the Board of Directors of the East-West Institute. Mr. Ide is currently the chairman of the Conference Board’s Governance Center Advisory Board. Mr. Ide also serves as a trustee of Clark Atlanta University.

ELECTION OF DIRECTORS AND DIRECTOR BIOGRAPHIES
(Item 1 on the proxy card)

Mr. Ide brings to the Board, among other skills and qualifications, over 41 years of experience in corporate and securities laws, investment banking, and corporate governance matters, as well as his track record of judgment and achievement, as demonstrated by his experience as a leading partner in a national law firm and general counsel of a worldwide chemical company, and as president of the American Bar Association. Further, his service as chairman of the Conference Board’s Governance Center Advisory Board and his service as a director of other public companies make him valuable to the Board as a member of our Corporate Governance and Nominating Committee and as a member of our Audit Committee.

Kelvin J. Pennington, age 54, has served as a director since May 1996. Since 1990, Mr. Pennington has served as President of Pennington Partners & Co., an investment management and financial consulting firm. From 1982 to 1990, Mr. Pennington served in a variety of management positions for Prudential Capital Corporation, including Vice President of Corporate Finance. Mr. Pennington currently serves on the Advisory Board of the Krannert School of Management at Purdue University and on the Board of Directors of the Purdue Research Foundation.

Mr. Pennington brings to the Board, among other skills and qualifications, significant experience in finance, accounting and private equity, as well as his track record of judgment and achievement, as evidenced by his leadership position at an investment management and financial consulting firm. Mr. Pennington has been a member of our Board since 1996 and his experience with our Company and his corporate finance skills make him valuable to the Board as a member of our Audit Committee and People Services (Compensation) Committee.

THE BOARD OF DIRECTORS OF

THE COMPANY RECOMMENDS THAT

THE SHAREHOLDERS VOTE FOR THE

ELECTION OF THESE DIRECTORS

BOARD OF DIRECTORS COMMITTEES

What are the committees of the Board?

Our Board of Directors has the following committees:

Name of Committee and Members	Primary Functions of the Committee	Number of Meetings in Fiscal 2012

Executive:
John M. Cranor, III, Chair Cheryl A. Bachelder R. William Ide, III Kelvin J. Pennington	• Exercises the authority of the full Board between Board meetings	1

Audit:
John F. Hoffner, Chair Carolyn Hogan Byrd R. William Ide, III Kelvin J. Pennington	• Selects independent auditors • Receives, accepts and reviews the report of independent auditors • Oversees internal systems of accounting controls and procedures, including the internal audit function • Reviews compliance with Sarbanes-Oxley 404 requirements	9

People Services (Compensation):
Victor Arias, Jr., Chair Krishnan Anand John F. Hoffner Kelvin J. Pennington	• Reviews and recommends compensation of directors and executive officers including our CEO • Makes grants of stock awards to officers and employees pursuant to stock plans • Administers stock and bonus plans	6

Corporate Governance and Nominating:
Carolyn Hogan Byrd, Chair Krishnan Anand Victor Arias, Jr. John M. Cranor, III R. William Ide, III	• Reviews and monitors corporate governance principles and recommends best practices • Considers, reviews, evaluates and recommends director-nominees to the Board • Establishes minimum qualifications for director-nominees • Reviews director-nominees submitted by shareholders • Develops and facilitates continuing education program for directors • Makes recommendations for strategic plans, including potential mergers and acquisitions and financing alternatives	4

The charters that have been adopted for each of the Audit, People Services (Compensation) and Corporate Governance and Nominating Committees are available on the Investor Relations page on our website at www.afce.com. Our Board of Directors has determined that all members of the People Services (Compensation) Committee are independent within the meaning of applicable Nasdaq Global Market rules. For additional information about the Compensation Committee’s processes and the role of executive officers and compensation consultants in determining compensation, see “Compensation Discussion and Analysis.”

AUDIT COMMITTEE REPORT AND
AUDIT FEES

AUDIT COMMITTEE REPORT

Who serves on the Audit Committee of the Board of Directors?

The members of the committee are currently John F. Hoffner (Chair), Carolyn Hogan Byrd, R. William Ide, III, and Kelvin J. Pennington. Our Board of Directors has determined that all of the Audit Committee members are independent within the meaning of the applicable rules of the Securities and Exchange Commission (the “SEC”) and Nasdaq Global Market.

Our Board of Directors has determined that Mr. Hoffner is an audit committee financial expert within the meaning of applicable SEC rules.

What document governs the activities of the Audit Committee?

The Audit Committee acts under a written charter adopted by our Board that sets forth the responsibilities and duties, as well as requirements for the committee’s composition and meetings. The Audit Committee charter is available on our website at www.afce.com.

What is the relationship between the Audit Committee, AFC’s management and the independent registered public accounting firm?

Management is responsible for the financial reporting process, including the system of internal controls, and for the preparation of consolidated financial statements in accordance with generally accepted accounting principles. AFC’s independent registered public accounting firm is responsible for auditing those financial statements and expressing an opinion as to their conformity with generally accepted accounting principles, in addition to auditing the effectiveness of our internal controls over financial reporting. The Audit Committee’s responsibility is to assist the Board of Directors in its oversight of these processes, and also to exercise certain responsibilities which it must undertake as a committee of independent directors. The Audit Committee is not professionally engaged in the practice of accounting or auditing and its members are not necessarily experts in the fields of accounting or auditing, including with respect to auditor independence. The Audit Committee relies, without independent verification, on the information provided to it and on the representations made by management and the independent registered public accounting firm.

What has the Audit Committee done with regard to our audited financial statements for fiscal 2012?

The Audit Committee has:

•	reviewed and discussed the audited financial statements with AFC’s management and internal auditors;

•	been provided with management’s representation to the Audit Committee that the AFC financial statements have been prepared in accordance with generally accepted accounting principles;

•

discussed with PricewaterhouseCoopers LLP, independent registered public accounting firm for AFC’s fiscal year ending December 30, 2012, the matters required to be discussed by Statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1 AU, Section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T; and

•	reviewed the Company’s system of internal controls with management and PricewaterhouseCoopers LLP.

In addition, the Audit Committee has reviewed the Company’s compliance with Sarbanes-Oxley 404 requirements.

AUDIT COMMITTEE REPORT AND
AUDIT FEES

Has the Audit Committee considered the independence of AFC’s registered public accounting firm?

The Audit Committee has received from PricewaterhouseCoopers LLP the written disclosures and the letter required by the applicable requirements of the Public Company Accounting Oversight Board regarding PricewaterhouseCoopers LLP’s communications with the Audit Committee concerning independence, and the applicable requirements of the SEC. The Audit Committee has discussed with PricewaterhouseCoopers LLP that firm’s independence.

Has the Audit Committee made a recommendation regarding the audited financial statements for fiscal 2012?

Based upon and in reliance on the representations of and discussions with management, internal auditors and the independent registered public accounting firm, the Audit Committee recommended to the Board of Directors that the audited consolidated financial statements for AFC be included in AFC’s Annual Report on Form 10-K for the fiscal year ended December 30, 2012 for filing with the SEC.

Has the Audit Committee reviewed the fees paid to the independent auditors?

The Audit Committee has reviewed, discussed and approved the fees paid to PricewaterhouseCoopers LLP during fiscal year 2012 and during fiscal 2011 for audit and non-audit services, which are set forth below under “Fees Paid to Independent Registered Public Accounting Firm,” and has determined that the provision of the non-audit services are compatible with the firm’s independence.

Is the Audit Committee required to pre-approve all services provided by the independent registered public accounting firm?

Pursuant to its charter, the Audit Committee must pre-approve all audit and non-audit services to be performed by the independent auditors and will not approve any services that are not permitted by SEC rules.

Who prepared this report?

This report has been furnished by the members of the Audit Committee:

John F. Hoffner, Chair

Carolyn Hogan Byrd

R. William Ide, III

Kelvin J. Pennington

FEES PAID TO INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Audit Fees

PricewaterhouseCoopers LLP billed us aggregate fees and expenses of $588,925 for the integrated annual audit of our 2012 financial statements, and billed us aggregate fees and expenses of $503,713 for the integrated annual audit of our 2011 financial statements.

Audit-Related Fees

PricewaterhouseCoopers LLP billed us $68,600 for 2012 for due diligence related to our November acquisition of 27 restaurants in California and Minnesota.

Tax Fees

PricewaterhouseCoopers LLP billed us aggregate fees and expenses of $119,029 and $132,616 for 2012 and 2011, respectively, for assistance with the preparation of our 2011

AUDIT COMMITTEE REPORT AND
AUDIT FEES

federal and state tax returns, federal and state income tax examinations, and other tax accounting services.

All Other Fees

PricewaterhouseCoopers LLP billed us $4,500 for non-audit related services in 2012 and $9,520 for non-audit related services in 2011.

CORPORATE GOVERNANCE

Our Board has adopted Principles of Corporate Governance. The Principles of Corporate Governance are available on the Investor Relations page of our website at www.afce.com. The charters of the Audit Committee, People Services (Compensation) Committee, and Corporate Governance and Nominating Committee are also available on the Investor Relations page of our website. Our Board has adopted the AFC Honor Code (the “Honor Code”), which applies to all officers and employees. Additionally, our Board has adopted a Code of Conduct for the Board of Directors (the “Directors Code”). The Honor Code and the Directors Code reflect our commitment to conduct our business in accordance with the highest ethical principles. Our Honor Code and our Directors Code are available on the Investor Relations page of our website at www.afce.com. Copies of our Principles of Corporate

Governance, Directors Code, committee charters and Honor Code are also available upon written request to AFC Enterprises, Inc., 400 Perimeter Center Terrace, Suite 1000, Atlanta, Georgia 30346, Attention: Corporate Secretary.

Any shareholder or interested party who wishes to communicate directly with our Board, or an individual member of our Board, may do so in writing to AFC Enterprises, Inc. Board of Directors, c/o Corporate Secretary, 400 Perimeter Center Terrace, Suite 1000, Atlanta, Georgia 30346. At each regular Board meeting, the Corporate Secretary will present a summary of any communications received since the last meeting (excluding any communications that consist of advertising, solicitations or promotions of a product or service) and will make the communications available to the directors upon request.

BOARD LEADERSHIP STRUCTURE

Since 2007, one of our independent directors, Mr. Cranor, has served as an independent Chairman of our Board. We believe this board leadership structure, with an independent director serving as chairman, is currently best for our Company and our shareholders.

We believe that the Chief Executive Officer is responsible for the day-to-day leadership and management of the Company, and that the Chairman’s responsibility is to provide oversight, direction and leadership of the Board. As directors continue to have more oversight responsibilities, we believe it is beneficial to have an independent Chairman whose primary responsibility is leading the Board. Pursuant to our Principles of Corporate Governance and our Bylaws, the independent Chairman will establish the agenda for each Board meeting, determine the length of the meetings, chair the Board meetings and executive sessions of the Board, and in consultation with the Chief Executive Officer, determine appropriate ways to facilitate interaction between the directors and management. By delineating the role of the Chairman position and separating it from the role of the Chief Executive Officer, we attempt to ensure there is no duplication of effort between the Chief Executive Officer and the Chairman. We believe this provides the most effective leadership of our Board, while positioning our Chief Executive Officer as the leader of the Company to our shareholders, franchisees, employees, business partners, and other stakeholders.

BOARD’S ROLE IN RISK OVERSIGHT

Our Board is responsible for overseeing our risk management. The Board delegates some of its risk oversight role to the Audit Committee, the People Services (Compensation) Committee, and to the Corporate Governance and Nominating Committee. Under its charter, the Audit Committee is responsible for oversight of our risk assessment programs and risk management strategies, including our corporate compliance programs and internal audit. Under its charter, the People Services (Compensation) Committee sets the overall compensation strategy and compensation policies for the Company’s senior executives, including the mitigation of pay practices that could encourage excessive risk taking. Under its charter, the Corporate Governance and Nominating Committee is responsible for reviewing and monitoring the business risks to the Company’s strategies, communicating to management the views of the Board with respect to the types and level of risks to be undertaken by the Company, and overseeing the risk management undertaken by the Company. In addition to the activities of the Audit Committee, the People Services (Compensation) Committee and the Corporate Governance and Nominating Committee, the full Board regularly engages in discussions of the most significant risks that the Company is facing and how these risks are being managed. The Board receives reports on enterprise risk management from senior officers of the Company and from the Chairs of the Audit Committee and the Corporate Governance and Nominating Committee, as well as from outside advisors. The Board believes that the enterprise risk management process in place enables the Board to effectively oversee the Company’s risk management function. The full Board and the People Services (Compensation) Committee are also involved in activities related to CEO and management succession.

CORPORATE GOVERNANCE AND
NOMINATING COMMITTEE

Carolyn Hogan Byrd is the chair and Krishnan Anand, Victor Arias, Jr., John M. Cranor, III, and R. William Ide, III are members of our Corporate Governance and Nominating Committee. We have posted the Corporate Governance and Nominating Committee’s charter in the Investor Relations sections on our website at www.afce.com. Our Board of Directors has determined that all members of the Corporate Governance and Nominating Committee are independent within the meaning of the applicable Nasdaq Global Market rules. The purpose of the Corporate Governance and Nominating Committee is (1) to identify individuals qualified to become members of our Board of Directors and to recommend to the Board of Directors nominees for election in connection with our annual meeting of shareholders, (2) to develop and recommend to the Board of Directors our Principles of Corporate Governance and to take a leadership role in shaping our corporate governance policies, (3) to make recommendations to the Board of Directors with respect to our strategic plans and (4) such other responsibilities and duties as may, from time to time, be delegated to the Committee by the Board of Directors.

One responsibility of the Corporate Governance and Nominating Committee is to establish criteria for evaluating persons to be nominated for election to our Board of Directors and its committees. Under the Corporate Governance and Nominating Committee Charter, these criteria include, at a minimum, the depth of a candidate’s experience and availability, the balance of his or her business interests and experience and the need for any required expertise on our Board of Directors or one of its committees. Furthermore, the Principles of Corporate Governance adopted by our Board of Directors provide that independent directors should be persons with broad training, knowledge and experience in business, finance, education, government or other professions or vocations who have earned distinction in their chosen fields, and those Principles of Corporate Governance also provide that the composition of our Board of Directors should reflect ethnic and gender diversity, as well as diversity of expertise in areas that will foster our business success. The Corporate Governance and Nominating Committee considers all of these criteria in selecting nominees and in the future may establish additional minimum criteria for nominees.

The Corporate Governance and Nominating Committee has not adopted a specific policy regarding the consideration of shareholder director nominees, but its general policy is to welcome prospective nominees recommended by shareholders. Shareholders who wish to recommend individuals for consideration by the Corporate Governance and Nominating Committee to become nominees for election to our Board of Directors may do so by submitting a written recommendation to AFC Enterprises, Inc., Attention: Corporate Secretary, 400 Perimeter Center Terrace, Suite 1000, Atlanta, Georgia 30346. Submissions must include sufficient biographical information concerning the recommended individual, including age, five year employment history with employer names and a description of the employer’s business, whether such individual can read and understand financial statements, accompanying footnotes and public filings, and Board memberships (if any) for the Committee to consider as well as any other requirements under our bylaws. The Corporate Governance and Nominating Committee will evaluate all prospective nominees in the same manner, whether or not the nominee was recommended by a shareholder.

The Corporate Governance and Nominating Committee’s process for selecting nominees begins with an evaluation of the performance of incumbent directors and a determination of

CORPORATE GOVERNANCE AND
NOMINATING COMMITTEE

whether our Board of Directors or its committees have specific unfulfilled needs. The Corporate Governance and Nominating Committee then considers prospective nominees identified by the Committee, other directors, our executive officers and shareholders, and in some cases, a third party search firm engaged by the Committee to assist in identifying candidates. Evaluations of prospective candidates typically include a review of the candidate’s background and qualifications, interviews with several board members, and discussions of the Committee and the full board. This consideration includes determining whether a candidate qualifies as “independent” under the various standards applicable to the Board of Directors and its committees.

The Corporate Governance and Nominating Committee or a subcommittee of its members then selects nominees to recommend to our Board of Directors, which considers and makes the final selection of director nominees and directors to serve on its committees.

The Corporate Governance and Nominating Committee’s responsibilities also include:

•	Acting upon requests by our officers to serve on outside boards of directors;

•

Considering suggestions by our Chairman of the Board of Directors for directors to serve on Board committees, including the chair of each committee, and recommending to the Board of Directors the members and chair of all standing committees;

•	Recommending the duties that will be in the charter of any new standing committee of our Board of Directors;

•	Annually developing and overseeing an evaluation of our full Board of Directors and individual members of our Board of Directors by collecting comments and evaluations from each director and any other constituents the Committee deems relevant to such assessment;

•	Reviewing and monitoring the business risks to our strategies;

•	Communicating to management the views of the Board with respect to the types and levels of risks to be undertaken by the Company, and overseeing the risk management undertaken by the Company;

•	Reviewing director compliance with stock ownership policies and guidelines;

•

Assisting our Board of Directors with development of responsibilities of directors, including basic duties and responsibilities with respect to attendance at Board meetings and advance review of meeting materials;

•	Establishing and maintaining a director orientation program for new directors;

•	Developing, or making available, a continuing education program conducted for all directors;

•	Assisting our Board of Directors with its responsibilities for oversight of our Honor Code;

•	Reviewing our evaluation of compliance with our Honor Code;

•	Reviewing any conflicts of interest involving our officers or members of our Board of Directors;

•	Assisting our Board of Directors with oversight of our policies;

•	Periodically reviewing our report on significant litigation;

•	Reviewing the independence of each of our directors;

•	Reviewing the continued appropriateness of Board membership when one of our directors changes the position he or she held when elected or appointed to the Board;

CORPORATE GOVERNANCE AND
NOMINATING COMMITTEE

•

Reviewing and discussing with appropriate members of management the development of the Company’s strategic plans, and making recommendations to our Board of Directors with respect to our strategic plans, including potential mergers, acquisitions and divestitures, as well as financing alternatives; and

•	Overseeing the implementation of the Company’s strategic plans approved by the Board.

STOCK OWNERSHIP

The following table sets forth information known to us regarding the beneficial ownership of our common stock as of January 31, 2013 by:

•	each shareholder known by us to own beneficially more than 5% of our common stock;

•	each of our directors;

•	each of our named executive officers; and

•	all of our directors and executive officers as a group.

Beneficial ownership is determined in accordance with the rules of the SEC. In computing the number of shares beneficially owned by a person and the percentage of ownership held by that person, shares of common stock subject to options held by that person that are currently exercisable or will become exercisable within 60 days after January 31, 2013, and restricted stock units and restricted stock that vests within 60 days after January 31, 2013, are deemed outstanding, while these shares are not deemed outstanding for computing percentage ownership of any other person. Unless otherwise indicated in the footnotes below, the persons and entities named in the table have sole voting and investment power with respect to all shares beneficially owned, subject to community property laws where applicable. The address for those individuals for which an address is not otherwise indicated is: c/o AFC Enterprises, Inc., 400 Perimeter Center Terrace, Suite 1000, Atlanta, Georgia 30346.

The percentages of common stock beneficially owned are based on 23,756,311 shares of common stock outstanding as of January 31, 2013.

Name	Shares Beneficially Owned	Percentage of Class
Directors and Named Executive Officers:
Cheryl A. Bachelder	469,733	2.0
Ralph Bower	101,521	*
H. Melville Hope, III	71,591	*
Harold M. Cohen	16,969	*
Richard H. Lynch	83,985	*
Krishnan Anand(1)	10,231	*
Victor Arias, Jr.(2)	33,163	*
Carolyn Hogan Byrd(3)	38,921	*
John M. Cranor, III(4)	39,280	*
John F. Hoffner(5)	32,326	*
R. William Ide, III(6)	38,163	*
Kelvin J. Pennington(7)	33,163	*

All directors and executive officers as a group (13 persons)(8)	969,046	4.2%

Five Percent Shareholders:
BlackRock, Inc.(9)	1,517,205	6.4%
Chilton Investment Company, LLC(10)	2,086,611	8.8%
Columbia Wanger Asset Management, LLC(11)	2,050,000	8.6%
FMR LLC(12)	2,241,600	9.4%
Putnam Investments, LLC(13)	1,368,813	5.8%
The Vanguard Group, Inc.(14)	1,320,724	5.6%

STOCK OWNERSHIP

*	Less than 1% of the outstanding shares of common stock.

(1)	Includes 796 shares of common stock issuable with respect to restricted stock units that will vest within 60 days of January 31, 2013. Mr. Anand’s business address is Molson Coors Brewing Company, 1225 17th Street, Suite 3200, Denver, Colorado 80202.

(2)	Includes 796 shares of common stock issuable with respect to restricted stock units that will vest within 60 days of January 31, 2013. Mr. Arias’ business address is Korn Ferry International, 2100 McKinney, Suite 1800, Dallas, Texas 75201.

(3)	Includes 796 shares of common stock issuable with respect to restricted stock units that will vest within 60 days of January 31, 2013. Ms. Byrd’s business address is GlobalTech Financial, LLP, 2839 Paces Ferry Road, Suite 810, Atlanta, Georgia 30339.

(4)	Includes 796 shares of common stock issuable with respect to restricted stock units that will vest within 60 days of January 31, 2013. Mr. Cranor’s business address is 400 Perimeter Center Terrace, NE, Suite 1000, Atlanta, Georgia 30346.

(5)	Includes 796 shares of common stock issuable with respect to restricted stock units that will vest within 60 days of January 31, 2013. Mr. Hoffner’s business address is 400 Perimeter Center Terrace, NE, Suite 1000, Atlanta, Georgia 30346.

(6)	Includes 796 shares of common stock issuable with respect to restricted stock units that will vest within 60 days of January 31, 2013. Mr. Ide’s business address is McKenna Long & Aldridge, LLP, 303 Peachtree Street NE, Suite 5300, Atlanta, Georgia 30308.

(7)	Includes 796 shares of common stock issuable with respect to restricted stock units that will vest within 60 days of January 31, 2013. Mr. Pennington’s business address is PENMAN Partners, 30 North LaSalle Street, Suite 1402, Chicago, Illinois 60602.

(8)	Shares owned by directors and executive officers as a group include 5,572 shares of restricted stock units that will vest within 60 days of January 31, 2013.

(9)	Represents shares of common stock beneficially owned by BlackRock, Inc. (“BlackRock”). BlackRock has sole voting and dispositive power with respect to 1,517,205 shares. This information is included in reliance upon a Schedule 13G/A filed with the SEC on February 6, 2013. The address of BlackRock is 40 East 52nd Street, New York, NY 10022.

(10)

Represents shares of common stock beneficially owned by Chilton Investment Company, LLC (“Chilton”). Chilton has sole voting and dispositive power with respect to 2,086,611 shares. This information is included in reliance upon a Schedule 13G/A filed by Chilton with the SEC on February 14, 2013. The address of Chilton is 1290 East Main Street, 1st Floor, Stamford, CT 06902.

(11)	Represents shares of common stock beneficially owned by Columbia Wanger Asset Management, LLC (“Columbia”). Columbia has sole voting power with respect to 2,000,000 shares and sole dispositive power with respect to 2,050,000 shares. The number of shares beneficially owned includes shares held by Columbia Acorn Fund, a Massachusetts business trust that is managed by Columbia. This information is included in reliance upon a Schedule 13G/A filed with the SEC on February 14, 2013. The address of each of Columbia and Columbia Acorn Fund is 227 West Monroe Street, Suite 3000, Chicago, IL 60606.

(12)	Represents shares of common stock beneficially owned by FMR LLC (“FMR”). FMR has sole dispositive power with respect to 2,241,600 shares. This information is included in reliance upon a Schedule 13G/A filed with the SEC on February 14, 2013. The address of FMR is 82 Devonshire Street, Boston, MA 02109.

(13)	Represents shares of common stock beneficially owned by Putnam Investments, LLC (“Putnam”), which wholly owns two registered investment advisors: Putnam Investment Management, LLC (“PIM”), which is the investment adviser to the Putnam family of mutual funds, and The Putnam Advisory Company, LLC (“PAC”), which is the investment adviser to Putnam’s institutional clients. Putnam has sole voting power over 81,887 shares and sole dispositive power over 1,368,813 shares, PIM has sole voting power over 2,473 shares and sole dispositive power over 1,278,451 shares, and PAC has sole voting power over 79,414 shares and sole dispositive power over 90,362 shares. This information is included in reliance upon a Schedule 13G/A filed with the SEC on February 14, 2013. The address of each of Putnam, PIM and PAC is One Post Office Square, Boston, MA 02109.

(14)	Represents shares of common stock beneficially owned by The Vanguard Group, Inc. (“Vanguard”). Vanguard has sole voting power over 31,541 shares, sole dispositive power over 1,290,638 shares, and shared dispositive power over 30,041 shares. This information is included in reliance upon a Schedule 13G/A filed with the SEC on February 22, 2013. The address of Vanguard is 100 Vanguard Blvd., Malvern, PA 19355.

COMPENSATION DISCUSSION AND ANALYSIS

Compensation Objectives and Philosophy.    The People Services (Compensation) Committee of the Board of Directors, which we refer to throughout this discussion as the “Committee”, determines the compensation of the named-executive officers (“NEOs”) identified in the Summary Compensation Table and our other senior executives. Our executive compensation program is comprised of base salary, annual incentives, long-term incentives, benefits and perquisites.

Our executive compensation program is designed to:

•	Attract and retain qualified management,

•	Be competitive with comparable employers, and

•	Align management’s incentives with the short-term and long-term interests of our shareholders.

For our NEOs and other senior executives, the Committee employs short and long-term incentive awards under a “pay-for-performance” philosophy that ties a significant portion of the amounts earned to our Company-wide performance — primarily EBITDA (earnings before interest, taxes, depreciation and amortization), existing restaurant sales growth and new restaurant development.

Compensation and Governance Best Practices

Our compensation program reflects the following ‘best practice’ governance elements:

•	Stock ownership guidelines: In 2012, the Committee increased our CEO stock ownership guidelines from 3x base salary to 4x base salary. Other NEOs have ownership guidelines of 1x base salary.

•	Equity Plan: In 2012, our Equity Plan was enhanced by the following amendments:

–	Change-in-control definition: Requires the “consummation” of a deal/merger for benefits to be triggered (previously only required shareholder approval of a deal/merger).

–	Underwater options/SARs: Expressly prohibits a cash buyout of underwater options/SARs.

–	Share counting: Prohibits shares tendered in payment of the exercise price for options/SARs or shares withheld for taxes to be added back to the available share pool.

•

Anti-hedging and anti-pledging policy: In 2013, our Board amended our Insider Trading Compliance Policy to prohibit all employees and directors of the Company from engaging in hedging, derivative and margin transactions with respect to our securities and to prohibit our directors and executive officers from pledging our securities.

•

Long-term incentive plan: In 2012, we implemented a new long-term incentive plan that focuses on three-year cumulative EBITDA results and three-year total shareholder return compared with other restaurant companies.

•	Tally sheets: The Committee periodically reviews tally sheets to analyze our NEOs total compensation opportunity based on historical grant practices.

•

Reasonable change-in-control benefits: Change-in-control benefits are not excessive in that existing coverage for our NEOs does not provide (a) severance multiples in excess of three times salary and target bonus, (b) single trigger cash payments (meaning that payments are made upon a change of control, with no other conditions required), and/or (c) modified single trigger provisions (meaning that payments are made if the executive continues his or her employment for a specified period after a change in control).

•	Limited perquisites: Executive perquisites and other benefits are limited and do not include income tax gross-ups.

•

Incentive payment thresholds and maximums: Both the Annual Incentive Plan and the new long-term incentive program have threshold performance requirements which must be achieved in order to receive a payment. Maximum payments are capped.

•	Independent compensation consultant: Aon Hewitt is retained directly by the Committee, advises on all executive officer pay decisions, and keeps the Committee apprised of compensation best practices.

•

Compensation risk assessment: The Committee conducts an annual risk assessment of the Company’s compensation policies and practices to ensure that our programs are not reasonably likely to have a material adverse effect on the Company.

•

Say-on-pay vote: The Committee considers the results of the annual shareholders “say on pay” advisory vote on executive compensation. We received strong support for our executive compensation program as reflected in last year’s advisory vote on executive compensation (98% support). The Committee considered this strong level of support and expects to continue to apply the same compensation principles and philosophy when making future compensation program decisions.

Business Review.    In 2012, we enjoyed exceptional results in relation to the Quick Service Restaurant (“QSR”) sector in the key metrics of our strategic plan: positive same store sales, positive guest traffic, positive net new restaurant units, and increases in guest experience scores. The Company’s stock price saw significant appreciation. Global same store sales grew 6.9 percent, the combined result of positive growth of 7.5 percent domestically and 2.6 percent in international markets. The Popeyes system had net openings of 66 new restaurants in 2012, bringing the system to 2,104 restaurants at the end of 2012.

NEOs for 2012.    In accordance with SEC rules, our NEOs for 2012 include our chief executive officer, chief financial officer and the three other executive officers with the highest total compensation for 2012. The NEOs are:

•	Cheryl A. Bachelder, Chief Executive Officer;

•	Ralph Bower, President – U.S.;

•	H. Melville Hope, III, Chief Financial Officer;

•	Harold M. Cohen, General Counsel, Chief Administrative Officer and Corporate Secretary; and

•	Richard H. Lynch, Chief Global Brand Officer.

Role of Management and the Committee.    The Committee approves all compensation for executive officers. For NEOs except the CEO, our CEO and Chief Talent Officer make compensation-

related recommendations to the Committee. In making these recommendations, the CEO and Chief Talent Officer consider peer group market data, individual experience and performance, and financial impact to the Company. The Committee reviews and discusses the recommendations prior to approval.

The Committee is solely responsible for the review of the performance and compensation for the CEO. Management does not make compensation-related recommendations for the CEO. The Committee reviews CEO compensation in conjunction with Aon Hewitt and in executive session without management present.

Role of the Independent Compensation Consultant.    In 2012, the Committee engaged Aon Hewitt as an independent compensation advisor. Aon Hewitt did not provide any other services for the Company in 2012. Management did not engage a separate compensation consultant. Aon Hewitt provided competitive compensation market data, assisted the Committee in review of executive pay recommendations, consulted with management and the Committee on plan design issues, provided compensation trends and regulatory updates, and attended the Committee meetings.

In light of new SEC rules, we requested and received information from Aon Hewitt related to potential conflicts of interest, including the following factors: (1) other services provided to us by the consulting firm; (2) fees paid by us as a percentage of the consulting firm’s total revenue; (3) policies or procedures maintained by the consulting firm that are designed to prevent a conflict of interest; (4) any business or personal relationships between the individual consultants involved in the engagement and a member of the Committee; (5) any company stock owned by the individual consultants involved in the engagement; and (6) any business or personal relationships between our executive officers and the consulting firm or the individual consultants involved in the engagement. Based on an assessment of these factors, including information gathered from directors and executive officers regarding business or personal relationships with the consulting firm or the individual consultants, the Committee concluded that the work of Aon Hewitt did not raise any conflict of interest.

Peer Companies and Competitive Market Data.    To assist in understanding competitive compensation practices, the Committee reviewed competitive market data presented by Aon Hewitt. The market data was compiled using multiple survey sources, including proxy statements for peer restaurant companies, the Chain Restaurant Compensation Association (“CRCA”) compensation survey, and Aon Hewitt’s proprietary Total Compensation Measurement (TCMTM) database.

In November 2011, Aon Hewitt performed a total compensation study for our management team (including all NEOs) using the data sources referenced above, and reviewed the results with the Committee to assist with 2012 pay decisions. Custom peer companies were selected based on a combination of factors including highly-franchised restaurant systems, corporate revenues, system-wide revenues, similar business models, and direct competitors.

Size-adjusted market values were developed using regression analysis. This statistical technique accounts for size differences within the peer group and develops a market value consistent with our size relationship to the peer companies. The Committee reviewed the size-adjusted market values for each pay component and total compensation, in conjunction with other tabular data such as mean and median, and the range of values from 25th to 75th percentile.

The 14 peer companies used for the 2011 pay study were:

Brinker International, Inc.	Buffalo Wild Wings, Inc.	California Pizza Kitchen, Inc.
Denny’s Corporation	Dine Equity, Inc.	Domino’s Pizza, Inc.
Jack-in-the-Box, Inc.	Panera Bread Company	Papa John’s International, Inc.
Red Robin Gourmet Burgers, Inc.	Ruby Tuesday, Inc.	Sonic Corporation
Texas Roadhouse, Inc.	Wendy’s/Arby’s Group, Inc.

Peer group data was supplemented with competitive market data from the 2011 CRCA compensation survey and Aon Hewitt’s 2011 TCMTM database. In the 2011 CRCA survey, 96 organizations provided data on 170 concepts, including 53 concepts in the QSR category and 11 concepts in the quick casual category.

In November 2012, Aon Hewitt recommended and the Committee approved a new peer group that maintained the focus on highly-franchised restaurant companies and enhanced the focus on system-wide revenues. Compensation comparisons against other restaurant companies using corporate revenues are problematic due to the heavily franchised nature of our business (approximately 97%). Our corporate revenues consist largely of royalty fees from our franchisees and do not reflect the complexity or scope of our system-wide organization.

System-wide revenues in a highly-franchised restaurant environment represent a more accurate reflection of the scope and complexity of our business. In February 2013, Aon Hewitt performed a total compensation study for our CEO using the new peer group. Market values were determined based on size-adjusted regressions using system-wide revenues. The new peer group consists of the following companies:

Brinker International, Inc.	Buffalo Wild Wings, Inc.	Denny’s Corporation
Einstein Noah Restaurant Group, Inc.	Dine Equity, Inc.	Domino’s Pizza, Inc.
Famous Dave’s of America, Inc.	Jack-in-the-Box, Inc.	Sonic Corporation
Krispy Kreme Doughnut Corporation International, Inc.	Panera Bread Company	Papa John’s International, Inc.

Size-adjusted market values were developed based on system-wide revenues using regression analysis. The size-adjusted 50th percentile for total compensation is a key reference point for the Committee.

Consideration of “Say on Pay” Voting Results.    At the 2012 annual shareholders meeting, the advisory vote to approve the executive compensation program for our NEOs received strong support (98%). The Committee considered these results and expects to continue to apply the same principles in determining future executive compensation policies. We hold an advisory vote on executive compensation annually.

Total Compensation Allocation.    The mix of base salary, annual cash incentives, and long-term grants varies based on the position and corresponding market data, with a greater emphasis on incentive compensation for the most senior executives. The Committee believes the compensation of our senior executives should have a significant performance-based component, with equity representing a major performance-based pay component.

Base Salaries.    The Committee determines base salaries for the NEOs and other executives based on a number of factors, including but not limited to, market data, individual performance,

company performance, and management recommendations (except for the CEO). In November 2011, the Committee reviewed market data provided by Aon Hewitt, individual performance ratings, and internal equity issues. The following base salaries were approved for 2012:

Name	2011 Base Salary	2012 Base Salary
Cheryl A. Bachelder	$675,000	$675,000
Ralph Bower	$300,000	$360,000
H. Melville Hope, III	$320,000	$330,000
Harold M. Cohen	$288,000	$305,000
Richard H. Lynch	$300,000	$330,000

Annual Incentive Plan.    NEOs and other executives are eligible to receive annual cash incentives based on the achievement of various performance metrics. The 2012 performance metrics and weightings approved for the NEOs are:

		Operational Metrics
Name	EBITDA	Same Store Sales		Restaurant Openings		New Restaurant Sales
Cheryl A. Bachelder	60%	20	%(1)	10	%(1)	10	%(1)
Ralph Bower	60%	20	%(2)	10	%(2)	10	%(2)
H. Melville Hope, III	60%	20	%(1)	10	%(1)	10	%(1)
Harold M. Cohen	60%	20	%(1)	10	%(1)	10	%(1)
Richard H. Lynch	60%	40	%(1)	—		—

(1)	Represents a system-wide performance goal
(2)	Represents a domestic performance goal

The basic framework of our Annual Incentive Plan is consistent with prior years. Management and the Committee believe EBITDA (earnings before interest, taxes, depreciation and amortization) growth is critical to our stock price growth and our commitment to shareholder value. EBITDA continues to have the highest weighting for our NEOs at 60%.

The operational metrics (same store sales, restaurant openings, and new restaurant sales) also are critical to our growth objective and the achievement of top-line growth. Therefore, the combined operating metrics have a 40% weight, which varies by NEO based on their role in the organization. New restaurant sales was added as a performance metric in 2012 to help measure the quality of new restaurant openings system-wide.

Funding.    The Annual Incentive Plan is funded as follows:

•	If EBITDA performance is below 95% of target, then no bonuses are funded for any metric

•	If EBITDA performance is between 95% of target and target, then the operational metrics must be at target to fund, but are limited to the EBITDA performance / payout scale

•	If EBITDA performance is at or above target, then the operational metrics are delinked from the EBITDA performance / payout scale and are paid out based on each metric’s independent scale

Performance / Payout Scales.    The payout opportunities associated with minimum, target, and maximum performance levels are consistent across the four performance metrics. The minimum payout opportunity is 50% of target if the minimum performance level is achieved. Target is earned if targeted performance is achieved. The maximum payout opportunity is 130% of target if the maximum performance level is achieved.

The performance requirements for each metric are summarized below. Percentages represent a % of targeted levels:

•	EBITDA: 95% minimum; 110% maximum

•	Same-store sales: 95% minimum; 150% maximum

•	Restaurant openings: 94% minimum; 120% maximum

•	New restaurant sales: 95% minimum, 110% maximum

2012 Annual Incentive Targets.    At the start of each fiscal year the Committee approves annual incentive compensation targets and performance measurement targets for the NEOs and other executives, based on a review of market data, the recommendations of management, and other relevant factors. Upon completion of the fiscal year, the Committee assesses Company performance against the pre-determined performance criteria, to determine the bonus earned. Actual bonuses may range from 0% of target if the minimum performance goals are not achieved, to a maximum of 130% of target if maximum performance goals are achieved. The 2012 annual incentive targets for our NEOs are as follows:

Name	Target
Cheryl A. Bachelder	100% of Base Salary
Ralph Bower	60% of Base Salary
H. Melville Hope, III	60% of Base Salary
Harold M. Cohen	60% of Base Salary
Richard H. Lynch	60% of Base Salary

2012 Performance Results and Bonus Amounts.    Actual results and funding for the 2012 Annual Incentive Plan were certified by the Committee, as follows, based on the performance goals and funding scales approved in Q1 2012:

•

EBITDA: The 2012 performance target was $51.3 million. We achieved EBITDA of $55.9 million, or 109% of target. The EBITDA portion was funded at 127%. The operational metrics were funded independently because EBITDA exceeded the performance target.

•

Same store sales: The domestic and system-wide same store sales growth goals for 2012 were 2.5% and 2.6% respectively. We achieved domestic same-store sales growth of 7.5% (130% funding) and system-wide same-store sales growth of 6.8% (130% funding).

•

Restaurant openings: The domestic and system-wide restaurant opening goals for 2012 were 92 and 153, respectively. We achieved domestic restaurant openings of 84 (0% funding) and system-wide restaurant openings of 141 (0% funding).

•

New restaurant sales: The domestic and system-wide new restaurant sales goals for 2012 were $46,515,000 and $61,783,000, respectively. We achieved domestic new restaurant sales of $48,300,000 (109% funding) and system-wide new restaurant sales of $60,307,000 (70% funding).

The following table summarizes the 2012 bonuses earned based on actual performance, as compared to the target opportunity for each NEO:

Name	Actual Incentive Award ($)	Target Incentive Award ($)	Percent of Target Incentive Award
Cheryl A. Bachelder	$737,100	$675,000	109%
Ralph Bower	$234,900	$216,000	109%
H. Melville Hope, III	$214,704	$198,000	108%
Harold M. Cohen	$197,265	$183,000	108%
Richard H. Lynch	$248,511	$198,000	126%

Long-Term Incentives.    The grant-date value of long-term incentives consists of 35% stock option value and 65% performance share value. Annually, the Committee determines the grant-date value for each executive based on a review of competitive market data, individual performance, historical awards, and management’s recommendations with respect to current business needs.

Stock Options.    Vest one-third per year, commencing one year after the grant date. The stock options have value only if our stock price increases over the exercise price at grant.

Performance Shares.    We implemented a new three-year program in 2012. The first performance cycle is fiscal 2012 – 2014. The new program measures are:

•

Three-year cumulative EBITDA: A three-year cumulative EBITDA goal is approved by the Committee at the start of the performance period. Payouts are earned based on a sliding scale of performance above and below the performance goal. The sliding scale is anchored by a minimum performance requirement of 95% of three-year cumulative EBITDA. If 95% of the performance goal is not achieved, then no performance shares are earned. If 95% is achieved, then 50% of the targeted shares are earned. If 100% of the performance goal is achieved, then award is paid at target. The maximum performance requirement is 110% of cumulative EBITDA. If maximum performance is achieved, then 200% of the targeted shares are earned.

•

Three-year total shareholder return (TSR): Shares earned by three-year cumulative EBITDA performance will be adjusted based on our three-year TSR against a broader of group of restaurant companies (market cap ranges from $100M to $10B). This broader group represents restaurant companies competing for investment dollars with our Company. Shares earned will be adjusted -10% if TSR performance is in the bottom quartile, and will be adjusted +10% if TSR performance is in the upper quartile. TSR, as defined in the new three year program, represents stock price appreciation and dividends over the three-year performance period.

Our previous performance share program divided grants into three equal tranches. Each tranche is granted annually and is earned based on annual EBITDA performance. Earned performance shares are not vested and paid until the completion of the entire three year performance period. For example, 2011 grants were earned based on 2011 EBITDA performance, but do not vest until the end of the 2011-2013 performance period. Performance shares are earned annually according to the same scale as the Annual Incentive Plan.

In 2012, performance share grants included (a) the new three-year program, (b) the 2012 portion of the fiscal 2010-2012 grant cycle, and (c) the 2012 portion of the fiscal 2011-2013 grant cycle. Grants made in 2013 will be the last year of any overlap between the old and new programs.

The 2012 equity grants made to our NEOs are summarized below:

Name	Stock Options	Exercise Price	Target Performance Shares - Previous(1)	Target Performance Shares - Current(2)
Cheryl A. Bachelder	46,610	$16.52	31,979	43,281
Ralph Bower	8,475	$16.52	3,958	7,869
H. Melville Hope, III	8,475	$16.52	4,438	7,869
Harold M. Cohen	6,780	$16.52	3,958	6,295
Richard H. Lynch	5,932	$16.52	3,958	5,508

(1)	Represents the sum of the third tranche of the fiscal 2010-2012 cycle and the second tranche of the fiscal 2011-2013 cycle
(2)	Represents the new fiscal 2012-2104 performance share grant

2012 Performance Results and Earned Performance Share Amounts.    For our previous performance share program that was replaced in 2012, the 2012 EBITDA performance target was $51.3 million. We achieved EBITDA of $55.9 million, or 109% of target. Based on the funding scale approved by the Committee for 2012, 127% of the targeted performance shares for each of the fiscal 2010-2012 and fiscal 2011-2013 performance cycles were earned. Shares earned for the fiscal 2010-2012 performance period are vested because the full three-year performance period has ended. Shares earned for the fiscal 2011-2013 performance period are subject to additional vesting restrictions until the end of the performance period.

The performance shares earned based on 2012 EBITDA performance are as follows:

Name	Performance Shares Earned(1)
Cheryl A. Bachelder	40,613
Ralph Bower	5,027
H. Melville Hope, III	5,636
Harold M. Cohen	5,027
Richard H. Lynch	5,027

(1)	Represents the combination of shares earned for the 2012 tranche of the fiscal 2010-2012 and fiscal 2011-2013 performance cycles

Performance shares granted under the new long-term incentive program design are based on cumulative three-year EBITDA and TSR performance for fiscal 2012-2014. None of those shares were eligible to be earned in 2012.

Retention Grants.    In February 2012, the Committee approved restricted stock grants for Ralph Bower and Richard H. Lynch in the amounts of 6,053 shares and 3,632 shares, respectively. The grants have a cliff vesting three years from the date of the grant provided each individual is an employee of the Company at the time of vesting. The Committee believes it was in the best interest of the Company and its shareholders to make these retention grants to these individuals who play critical roles in achieving our strategic plans.

Equity Compensation Grant Practices.    Stock options are awarded at the closing price of our stock on the date of the grant. It is the intention of the Committee to approve grants under the long term incentive plan at a committee meeting in the first quarter of our fiscal year in order to maximize the motivational value associated with the awards and to comply with Section 162(m) tax deductibility standards. Share awards are typically approved by the Committee with a grant date to coincide with a common anniversary of prior grants. Grant amounts are determined by dividing the dollar value approved by the Committee by our average share price for the 30-day period immediately preceding the grant date.

Retirement and Deferred Compensation Plans.    We maintain a 401(k) plan pursuant to which we may match a percentage of an employee’s contribution. We do not have a pension plan or a deferred compensation arrangement that covers the NEOs or any other employees.

Perquisites and Other Benefits.    During 2012, our NEOs were eligible to be reimbursed for an annual comprehensive medical examination otherwise not paid for by medical insurance. Our NEOs also received the benefit of a Company paid life insurance policy having death benefits of five times the executive’s base salary.

Other than an enhanced disability benefit, members of senior management participate in our other benefit plans on the same terms as other employees. These plans include 401K matching contributions, and medical, dental and life insurance. Relocation benefits also are reimbursed from time to time, but are individually negotiated when they occur. In 2012, we did not pay any relocation benefits to the NEOs.

Tax Considerations.    Section 162(m) of the Internal Revenue Code limits the deductibility of executive compensation paid by publicly-held corporations to $1 million per NEO, excluding the Chief Financial Officer. The $1 million limitation does not apply to compensation that qualifies as performance-based. The Company considers the tax and accounting impact of all compensation decisions and balances the need for competitive compensation programs with the desire to control expenses and maximize tax deductibility. The Committee intends to use performance-based compensation to mitigate the deduction limits. Consequently, our annual and long-term incentive plans have been designed to qualify as performance-based compensation and meet the Section 162(m) requirements. However, we must attract, retain and reward critical executive talent to maximize shareholder value and the loss of a tax deduction may be necessary and appropriate in certain circumstances.

Employment Agreements.    We have employment agreements with each of our NEOs. Their employment agreements provide for base salary subject to annual adjustment by the Committee, an annual incentive award, participation in Company-sponsored broad-based and executive benefit plans and such other compensation as may be approved by the Board of Directors. Generally, our employment agreements have a term of one year, unless earlier terminated or otherwise renewed pursuant to the terms thereof and are automatically extended for successive one-year periods following the expiration of each term unless notice is given by the Company or the executive not to renew. Severance benefits, change in control provisions and other perquisites available under these employment agreements are described under the heading “Potential Payments Upon Termination or Change in Control”.

Change in Control.    The Committee believes it is important to protect our NEOs in the event of a change in control and a subsequent termination of their employment without cause or a material diminution of or change in responsibilities, duties or title, or a material reduction or change in pay and benefits. Further, it is our belief that the interests of our executives should be aligned with those of our shareholders. The Committee believes that providing change-in-control benefits should eliminate, or at least reduce, the reluctance of senior management to accept or maintain employment with us, or to pursue potential change in control transactions that may be in the best interests of shareholders. Our employment agreements provide for a “double trigger” for change in control — meaning that change in control benefits will only be paid (1) if there is a change in control (as defined in the employment agreement) and (2) if within one year of the change in control, the employee’s employment is terminated without cause, or there is a material diminution of or change in the employee’s responsibilities, duties or title, or there is a material reduction or change in pay and benefits that is not part of a reduction in pay and benefits that applies to all of our executive officers. In the event that both triggers are satisfied, the employee may terminate his or her employment and receive the same severance he or she would have received upon a termination without cause.

Compensation Program Risk Assessment.    In 2012, the Committee, with the assistance of Aon Hewitt, conducted a comprehensive review of our compensation programs and policies. The Committee concluded that our compensation programs are not reasonably likely to have a material adverse effect on the Company.

Our compensation program provides a balanced mix of cash and equity, annual and long-term incentives, and stock price performance and internal financial performance metrics, all of which mitigate risk. Specific program features that mitigate risk include:

•	Using a combination of performance shares and stock options for equity awards balances risk incentives between stock price appreciation and internal financial performance;

•	The new performance share program measures three-year cumulative performance, an enhancement that separates the time frames being measured by the annual and long-term incentive plans;

•	Annual bonus and performance share awards to executive officers are capped at a maximum performance level;

•

The performance goals under our annual and long-term incentive programs include Company-wide and division metrics which we believe encourage decision-making that is in the best long-term interest of shareholders;

•	Company-wide and division performance goals are reviewed and approved by the Board;

•	No single executive has complete and direct influence over any of the performance metrics;

•	The time-based and performance-based vesting of three years for our long-term incentive equity awards helps ensure that our executives’ long-term interests align with those of our shareholders; and

•	All NEOs are subject to stock ownership guidelines.

Stock Ownership Guidelines.    In 2011, the Board adopted stock ownership guidelines for our NEOs and the Board of Directors. Our compensation programs are designed to support long-term stock ownership, which aligns the interests of our executive officers and directors with our shareholders.

Executives:    Target ownership for the Chief Executive Officer is four times annual base salary, and for the other NEOs is one times annual base salary. Executives have five years to achieve their ownership guideline. The Committee reviews progress towards achievement annually. For purposes of calculating ownership under the guidelines, we include outright shares owned by the executive, deferred compensation plan shares, and restricted shares (post-tax). We do not include unearned performance shares or vested/ unvested stock options. In addition, we require executive officers to retain 33% of the net shares received from any equity-based awards, after deductions for taxes and exercise costs, until the ownership guidelines are met.

Non-employee directors:    Board members are required to retain all equity compensation until termination of board service, and accumulate three times the value of their annual retainer over the first five years of Board service.

2012 SUMMARY COMPENSATION TABLE

The following table includes information concerning 2010, 2011 and 2012 compensation for the CEO, the CFO and the three other executive officers with the highest total compensation calculated in accordance with SEC rules and regulations (the “named executive officers”).

Name and Principal Position	Year	Salary ($)	Bonus ($)(1)	Stock Awards ($)(2)	Option Awards ($)(3)	Non-Equity Incentive Plan Compensation ($)(4)	All Other Compensation ($)(5)	Total ($)

Cheryl A. Bachelder	2012	687,981	25,000	1,265,541	360,761	737,100	37,248	3,113,631
Chief Executive Officer	2011	675,000		845,342	330,440	615,600	38,538	2,504,920
	2010	650,000		471,000	335,697	613,600	33,540	2,103,837

Ralph Bower	2012	353,077	10,000	297,911	65,597	234,900	30,561	992,046
President — U.S.	2011	300,000		105,065	40,273	164,160	30,534	640,032
	2010	278,846		58,879	66,076	157,939	19,620	581,360

H. Melville Hope, III	2012	334,038	10,000	207,852	65,597	214,704	28,825	861,016
Chief Financial Officer	2011	320,000		112,418	53,300	175,104	26,347	687,169
	2010	314,808		58,879	42,279	181,248	25,251	622,465

Harold M. Cohen	2012	306,942	10,000	172,865	52,477	197,265	29,521	769,070
General Counsel	2011	288,000		105,065	40,273	157,594	28,509	619,441
	2010	281,231		58,879	42,279	159,289	24,951	566,629

Richard H. Lynch	2012	329,423		217,942	45,914	248,511	25,623	867,413
Chief Global Brand Officer	2011	300,000		105,065	40,273	190,800	22,290	658,428
	2010	300,000		58,879	63,678	212,400	18,972	653,929

(1)	The amounts in this column reflect the cash awards made to the named individuals in recognition of their efforts on special projects successfully undertaken by the Company during fiscal 2012.

(2)

Amounts in this column are calculated utilizing the grant date fair value of restricted stock under FASB ASC Topic 718. The grant date fair values of restricted stock awards with only service conditions (which are included in the table above for Mr. Bower and Mr. Lynch with respect to their retention grants) are calculated using the Nasdaq Global Market closing price of our stock on the date of grant. The grant date fair values of restricted stock awards with service and market conditions are valued utilizing a Monte Carlo simulation model. With respect to the restricted performance shares granted subject to performance conditions, the grant date fair value is based on a 100% probability of meeting the target performance conditions. See Note 13 of the consolidated financial statements in our Annual Report on Form 10-K for the year ended December 30, 2012, regarding assumptions underlying valuation of equity awards. An overview of the features of our performance share awards can be found in the “Compensation Discussion and Analysis” section above. The maximum grant date fair value of the performance share grants in this column related to the 2012 portions of the fiscal 2010-2012 grant cycle and the fiscal 2011-2013 grant cycle which have performance conditions and assuming the highest level of performance conditions will be achieved, is equal to 130% of the respective target amounts. The maximum grant date fair value of the performance share grants in this column related to the new three year program for the fiscal 2012-2014 cycle which has performance conditions and assuming the highest level of performance conditions will be achieved, is equal to 200% of the respective target amounts. The maximum value that could be earned by each named executive officer under the performance awards is as follows:

Name	Value at Target ($)	2010-2012 and 2011-2013 Cycles Maximum Value (130% of Target) ($)	2012-2014 Cycle Maximum Value (200% of Target) ($)	Total Maximum Value
Cheryl A. Bachelder	1,265,542	671,815	1,497,523	2,169,338
Ralph Bower	200,095	83,150	272,267	355,417
H. Melville Hope, III	207,852	93,234	272,267	365,501
Harold M. Cohen	172,865	83,150	217,807	300,957
Richard H. Lynch	159,251	83,150	190,577	273,726

(3)	Amounts in this column are calculated utilizing the grant date fair value of stock options under FASB ASC Topic 718. The grant date fair value of option awards was estimated using a Black-Scholes option-pricing model. See Note 13 of the consolidated financial statements in our Annual Report on Form 10-K for the year ended December 30, 2012 regarding assumptions underlying valuation of equity awards. An overview of the features of our stock option awards can be found in the “Compensation Discussion and Analysis” section above.

(4)	The amounts in this column reflect the cash awards earned by the named individuals under the annual incentive plan. For information about the 2012 Incentive Plan, see “Annual Incentive Awards” in the “Compensation Discussion and Analysis” section above.

(5)	The amounts shown in this column for 2012 reflect the following components:

•	With respect to Ms. Bachelder, the amount of $203, for a standard service award paid by the Company to all employees on the fifth anniversary of employment.

•	With respect to Ms. Bachelder, and Messrs. Bower, Hope, Cohen and Lynch, the amounts of $2,134, $2,263, $2,231, $2,175 and $2,390, respectively, for the cost of an annual physical examination.

•

With respect to Ms. Bachelder, and Messrs. Bower, Hope, Cohen and Lynch, the amounts of $10,493, $5,559, $3,687, $3,543, and $2,916, respectively, for a Company paid life insurance policy having death benefits of five time the executive’s base salary.

•

With respect to Ms. Bachelder, and Messrs. Bower, Hope, Cohen and Lynch, the amounts of $6,250, $6,250, $5,000, $6,250 and $6,250, respectively, for matching contributions to each individual’s account in our 401(K) plan.

•

With respect to Ms. Bachelder, and Messrs. Bower, Hope, Cohen and Lynch, the amounts of $17,774, $16,279, $17,696, $17,415 and $13,673, respectively, for the amounts of our contributory share of the costs of each individual’s participation in our general benefit plans, including medical, dental, life and disability insurance plans.

•

With respect to Ms. Bachelder and Messrs. Bower, Hope, Cohen and Lynch, the amounts of $394, $210, $211, $138 and $394 respectively, for the costs to us for each individual’s participation in our group term life insurance policy.

GRANTS OF PLAN-BASED AWARDS IN FISCAL 2012

The following table sets forth certain information regarding potential payouts under the 2012 Incentive Plan and certain information regarding performance shares and stock options granted during the fiscal year ended December 30, 2012 to each of our named executive officers.

Name	Grant Date	Date of Comp. Comm. Action							All Other Stock Awards: No. of Shares Of Stock(3) (#)	All Other Option Awards: Number of Securities Underlying Options (#)(4)	Exercise or Base Price of Option Awards ($/share)	Grant Date Fair Value of Stock and Option Awards ($)(5)

			Estimated Possible Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Possible Payouts Under Equity Incentive Plan Awards(2)
			Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)

Cheryl A. Bachelder			337,500	675,000	877,500
	4/10/12	2/27/12				21,641	43,281	86,562				748,761
	4/10/12	2/27/12				9,927	19,853	25,809				320,824
	4/10/12	2/27/12				6,063	12,126	15,764				195,956
	4/10/12	2/27/12								46,610	16.16	360,761

Ralph Bower			108,000	216,000	280,800
	4/10/12	2/27/12							6,053			97,816
	4/10/12	2/27/12				3,935	7,869	15,738				136,134
	4/10/12	2/27/12				1,241	2,482	3,227				40,109
	4/10/12	2/27/12				738	1,476	1,919				23,852
	4/10/12	2/27/12								8,475	16.16	65,597

H. Melville Hope, III			99,000	198,000	257,400
	4/10/12	2/27/12				3,935	7,869	15,738				136,134
	4/10/12	2/27/12				1,241	2,482	3,227				40,109
	4/10/12	2/27/12				978	1,956	2,543				31,609
	4/10/12	2/27/12								8,475	16.16	65,597

Harold M. Cohen			91,500	183,000	237,900
	4/10/12	2/27/12				3,148	6,295	12,590				108,904
	4/10/12	2/27/12				1,241	2,482	3,227				40,109
	4/10/12	2/27/12				738	1,476	1,919				23,852
	4/10/12	2/27/12								6,780	16.16	52,477

Richard H. Lynch			99,000	198,000	257,400
	4/10/12	2/27/12							3,632			58,693
	4/10/12	2/27/12				2,754	5,508	11,016				95,288
	4/10/12	2/27/12				1,241	2,482	3,227				40,109
	4/10/12	2/27/12				738	1,476	1,919				23,852
	4/10/12	2/27/12								5,932	16.16	45,914

(1)	Reflects the threshold, target and maximum payment levels under the 2012 Incentive Plan. Actual amounts earned by our named executive officers are reported in the Non-Equity Incentive Plan Compensation column in the 2012 Summary Compensation Table. For information about the performance goals under the plan, see the Compensation Discussion and Analysis.

(2)	Reflects the threshold, target and maximum number of performance shares that would be payable if the 2012 performance criteria relating to the performance based restricted stock grants under the 2010, 2011 and 2012 long term incentive plans are met. The performance criteria necessary for vesting of these performance shares was achieved in 2012 and the performance shares for 2012 are now “earned”, meaning the amount of the awards for the 2012 performance period has been determined, but will not vest until the completion of the applicable three year performance period, and further provided the named executive officer remains employed as of the vesting date. For information about the performance criteria, see the Compensation Discussion and Analysis.

(3)	Reflects the number of restricted stock shares granted to Mr. Bower and Mr. Lynch as retention grants. The restricted stock shares have a cliff vesting date of April 10, 2015.

(4)	Reflects the number of stock options granted under the 2006 Stock Incentive Plan. The stock options vest over a three year period with 1/3 vesting on April 5, 2013, April 5, 2014, and April 5, 2015, respectively.

(5)	Reflects the grant date fair value of restricted stock grants, performance shares and stock options under FASB ASC Topic 718 granted to each of the named executive officers in 2012. With respect to the performance shares, the grant date fair value is based on a 100% probability of meeting the target performance conditions. The grant date fair value of option awards was estimated on the date of grant using a Black-Scholes option-pricing model. There can be no assurance that the grant date fair value of the restricted stock, performance shares and option awards will ever be realized.

OUTSTANDING EQUITY AWARDS AT 2012 FISCAL YEAR-END

The following table includes information regarding the value of all unexercised options and restricted stock awards held by the named executive officers as of December 30, 2012.

	Option Awards							Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable		Number of Securities Underlying Unexercised Options (#) Unexercisable		Option Exercise Price ($)	Option Grant Date	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(1)
Cheryl A. Bachelder	139,667				12.81	11/01/07	11/01/14
	133,334				12.81	11/01/07	11/01/14
	65,900				8.30	08/31/09	08/31/16
	41,340	(2)	20,671	(2)	10.94	04/05/10	04/05/17
	12,936	(2)	25,874	(2)	15.32	04/05/11	04/05/18
			46,610	(2)	16.52	04/10/12	04/10/19
								3,992	(3)	102,475
								23,426	(4)	601,345
								21,044	(5)	540,199
								12,853	(6)	329,937
											19,853	(7)	509,627
											12,126	(7)	311,274
											43,281	(8)	1,111,023
Ralph Bower	30,000				9.37	02/01/08	02/01/15
	18,750				9.37	02/01/08	02/01/15
	8,300				8.30	08/31/09	08/31/16
	5,206	(2)	2,604	(2)	10.94	04/05/10	04/05/17
	1,576	(2)	3,154	(2)	15.32	04/05/11	04/05/18
			8,475	(2)	16.52	04/10/12	04/10/19
								6,053	(9)	155,381
								2,928	(4)	75,162
								2,630	(5)	67,512
								1,564	(6)	40,148
											2,482	(10)	63,713
											1,476	(10)	37,889
											7,869	(8)	201,997
H. Melville Hope, III	8,300				8.30	08/31/09	08/31/16
	5,206	(2)	2,604	(2)	10.94	04/05/10	04/05/17
	2,086	(2)	4,174	(2)	15.32	04/05/11	04/05/18
			8,475	(2)	16.52	04/10/12	04/10/19
								2,928	(4)	75,162
								2,630	(5)	67,512
								2,073	(6)	53,214
											2,482	(11)	63,713
											1,956	(11)	50,211
											7,869	(8)	201,997
Harold M. Cohen	2,768				8.30	08/31/09	08/31/16
	2,603	(2)	2,604	(2)	10.94	04/05/10	04/05/17
	1,576	(2)	3,154	(2)	15.32	04/05/11	04/05/18
			6,780	(2)	16.52	04/10/12	04/10/19
								2,928	(4)	75,162
								2,630	(5)	67,512
								1,564	(6)	40,148
											2,482	(10)	63,713
											1,476	(10)	37,889
											6,295	(8)	161,593
Richard H. Lynch	30,000				7.55	03/01/08	03/01/15
	15,000				7.55	03/01/08	03/01/15
	8,300		2,604	(2)	8.30	08/31/09	08/31/16
	5,206	(2)	3,154	(2)	10.94	04/05/10	04/05/17
	1,576	(2)	5,932	(2)	15.32	04/05/11	04/05/18
								3,632	(9)	93,233
								2,928	(4)	75,162
								2,630	(5)	67,512
								1,564	(6)	40,148
											2,482	(10)	63,713
											1,476	(10)	37,889
											5,508	(8)	141,390

(1)	Market value was calculated using the closing price of our stock on the last business day of fiscal 2012 ($25.67) multiplied by the number of unvested shares on December 30, 2012.

(2)	The stock options vest in equal parts on each of the first three anniversaries of the date of the grant.

(3)	The restricted stock units earned by Ms. Bachelder as a Board member of the Company prior to becoming CEO are fully vested, but the shares are not issued until such time as Ms. Bachelder no longer serves on the Company’s Board of Directors.

(4)	The restricted stock was earned on April 5, 2011, as performance measure conditions were satisfied. The performance measure of 2010 EBITDA was achieved at 106% of target; therefore, the award was earned at 118% of target. These shares vested on April 5, 2013, after completion of the three year measurement period ending after fiscal year 2012.

(5)	The restricted stock was earned on April 5, 2012 as performance measure conditions were satisfied. The performance measure of 2011 EBITDA was achieved at 102% of target; therefore, the award was earned at 106% of target. These shares vested on April 5, 2013, after completion of the three year measurement period ending after fiscal year 2012.

(6)	The restricted stock was earned on April 5, 2012, as performance measure conditions were satisfied. The performance measure of 2011 EBITDA was achieved at 102% of target; therefore, the award was earned at 106% of target. The restricted stock only vests if the recipient remains our employee through the three year measurement period ending after fiscal year 2013.

(7)	The restricted stock was earned on April 5, 2013, as performance measure conditions were satisfied. The performance measure of 2012 EBITDA was achieved at 109% of target; therefore, the award was earned at 127% of target. The 25,213 shares of restricted stock earned vested on April 5, 2013, after completion of the three year measurement period ending after fiscal year 2012. The 15,400 shares of restricted stock earned only vest if the recipient continuously remains our employee through the three year measurement period ending after fiscal year 2013.

(8)	The restricted stock will only vest if the performance measure conditions for the cumulative fiscal years of 2012-2014 are satisfied and the recipient continuously remains our employee through the three year measurement period.

(9)	The restricted stock vests on April 5, 2015.

(10)	The restricted stock was earned on April 5, 2013, as performance measure conditions were satisfied. The performance measure of 2012 EBITDA was achieved at 109% of target; therefore, the award was earned at 127% of target. The 3,152 shares of restricted stock earned vested on April 5, 2013, after completion of the three year measurement period ending after fiscal year 2012. The 1,875 shares of restricted stock earned only vest if the recipient continuously remains our employee through the three year measurement period ending after fiscal year 2012.

(11)	The restricted stock was earned on April 5, 2013, as performance measure conditions were satisfied. The performance measure of 2012 EBITDA was achieved at 109% of target; therefore, the award was earned at 127% of target. The 3,152 shares of restricted stock earned vested on April 5, 2013, after completion of the three year measurement period ending after fiscal year 2012. The 2,484 shares of restricted stock earned only vest if the recipient continuously remains our employee through the three year measurement period ending after fiscal year 2013.

OPTION EXERCISES AND STOCK VESTED IN 2012

The following table includes information regarding exercises of stock options, performance shares and restricted stock that vested during 2012 for the named executive officers.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(1)
Cheryl A. Bachelder	60,333	783,987	97,123	1,776,651
Ralph Bower	—	—	12,624	233,698
H. Melville Hope, III	—	—	12,624	233,698
Harold M. Cohen	8,135	59,916	12,624	233,698
Richard H. Lynch	—	—	12,624	233,698

(1)	Performance share grants related to the 2009-2011 grant cycle vested on April 5, 2012. The closing market price of our common stock on April 5, 2012, the date of the vesting of the performance share grants, was $16.82 per share. Restricted stock vested on August 31, 2012. The closing market price of our common stock on August 31, 2012, the date of the vesting of the restricted stock, was $24.02 per share.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL

Our Compensation Committee believes that companies should provide reasonable severance benefits to employees, and that it is necessary to provide these benefits in order to retain our management. With respect to senior management, these severance benefits are intended to reflect the fact that it may be difficult for employees at the senior level to find comparable employment within a short period of time.

As of the end of our fiscal year 2012, we had employment agreements with our named executive officers that provide for defined severance benefits upon the occurrence of certain employment termination events including death, disability, termination without cause and termination as a result of a change of control which is discussed further below.

Where the termination is without “cause,” these employment agreements provide for benefits equal to (a) two years of base salary and targeted incentive award and a pro rata portion of the target incentive award in the year of termination in the cases of our CEO and General Counsel, (b) one and one half year of base salary and targeted incentive award and a pro rata portion of the target incentive award in the year of termination in the case of our CFO, and (c) one year of base salary and targeted incentive award and a pro rata portion of the target incentive award in the year of termination in the cases of our President — U.S. and Chief Global Brand Officer. These employment agreements also provide that we accelerate unvested rights under any equity grants. The benefits described above are conditioned upon the delivery of a general release in favor of the Company.

Where the termination is for “cause” or voluntary on the part of any member of senior management, our employment agreements do not provide for severance benefits and there is no acceleration of any unvested rights under any equity grants. We consider early retirement a voluntary termination for these purposes and our employment agreements do not provide for severance benefits and there is no acceleration of any unvested rights under any equity grants in this event. For our executives, “cause” will be deemed to exist where the individual commits fraud or is convicted of a crime involving moral turpitude, has been guilty of gross neglect or gross misconduct resulting in harm to us, failed to materially comply with our policies or shall have refused to follow or comply with our policies or the duly promulgated directives of the Board of Directors, breached a covenant not to disclose proprietary or confidential information, non-disparagement, or non-solicitation, or otherwise materially breaches the terms of employment with us.

For purposes of these benefits, a change in control is deemed to occur, in general, if there is dissolution or liquidation of the Company, or reorganization, merger or consolidation which results in new owners of over 50% of our outstanding shares, or a disposition of all or substantially all of our assets.

The following table reflects the amounts that would be payable to each of the named executive officers in the event of a change in control and certain subsequent termination events triggering payments, involuntary not-for-cause termination, and in the event of death or disability. The amounts shown assume that such termination, death or disability was effective as of December 30, 2012. Our closing stock price on December 30, 2012 was $25.67.

Name	Base Salary ($)	Annual Incentives ($)	Stock Options (unvested and accelerated) ($)	Stock Awards (unvested and accelerated) ($)(1)	Career Planning ($)(2)	Estimated Tax Gross-Up $(3)	Total ($)

Cheryl A. Bachelder
Change in Control	1,350,000	1,350,000	998,761	3,262,452	—	2,134,580	9,095,793
Termination Without Cause	1,350,000	1,350,000	998,761	3,262,452	15,000	2,134,580	9,110,793
Death	—	675,000	—	—	—	—	675,000
Disability	—	675,000	—	—	—	—	675,000

Ralph Bower
Change in Control	360,000	216,000	148,547	624,294	—	—	1,348,841
Termination Without Cause	360,000	216,000	148,547	624,294	15,000	—	1,363,841
Death	—	216,000			—	—	216,000
Disability	—	216,000			—	—	216,000

H. Melville Hope, III
Change in Control	495,000	297,000	159,104	493,557	—	—	1,444,661
Termination Without Cause	495,000	297,000	159,104	493,557	15,000	—	1,459,661
Death	—	198,000			—	—	198,000
Disability	—	198,000			—	—	198,000

Harold M. Cohen
Change in Control	610,000	366,000	133,038	428,509	—	—	1,537,547
Termination Without Cause	610,000	366,000	133,038	428,509	15,000	—	1,552,547
Death	—	183,000			—	—	183,000
Disability	—	183,000			—	—	183,000

Richard H. Lynch
Change in Control	330,000	198,000	215,879	501,540	—	—	1,245,419
Termination Without Cause	330,000	198,000	215,879	501,540	15,000	—	1,260,419
Death	—	198,000			—	—	198,000
Disability	—	198,000			—	—	198,000

(1)	Assumes unvested time based stock options and restricted stock, and performance shares for which performance goals have been established, would accelerate and vest upon a change in control or upon a termination without cause. For purposes of this table, it is assumed that all of the stock options and restricted stock shares, and performance shares for which performance goals have been established, of Ms. Bachelder and Messrs. Bower, Hope, Cohen and Lynch would accelerate as of December 30, 2012. Our closing stock price on the last business day prior to December 30, 2012 was $25.67.

(2)	Upon a termination without cause, we would provide outplacement services for a period of 6 months.

(3)	In accordance with the terms of Ms. Bachelder’s employment agreement, we are required to provide tax gross-ups in connection with a payout made to Ms. Bachelder upon a change of control being subject to an excise tax. In calculating the tax gross-up payment, we assumed an excise tax rate under Section 280G of the Internal Revenue Code of 1986, as amended, of 20%, a 35% federal income tax rate, a 1.45% Medicare tax rate and a 6% state income tax rate.

DIRECTOR COMPENSATION FOR 2012

We use a combination of cash and stock-based compensation to attract and retain qualified candidates to serve on the Board of Directors. In setting director compensation, the Board of Directors considers the significant amount of time that Directors expend in fulfilling their duties to us as well as the experience and skills of the Board member.

Upon election to the Board at our annual meeting of shareholders, members of the Board (other than the Chairman of the Board) who are not our employees receive an annual cash retainer of $45,000. The Chairman of the Board receives an annual cash retainer of $150,000. The Directors who serve as chair of the Audit Committee and the People Services (Compensation) Committee each receive $15,000 annually in addition to the annual cash retainer. The Director who serves as chair of the Corporate Governance and Nominating Committee receives $7,500 annually in addition to the annual cash retainer. Additionally, all non-employee members of the Board of Directors receive an annual grant of restricted stock units equal to $85,000, with the number of restricted stock units granted being based on a 30 day average of our closing stock price prior to the date of the grant. Such non-employee directors do not receive actual shares of Company stock until termination of board service. Non-employee directors are required to accumulate three times their annual retainer over the first five years of service.

Cheryl A. Bachelder receives no additional compensation for serving as a member of the Board of Directors. Ms. Bachelder’s compensation as CEO and President can be found in the Summary Compensation Table above.

The following table includes information regarding the compensation paid to our non-employee Directors for 2012:

Name	Fees Earned or Paid in Cash ($)(1)	Stock Awards ($)(2)	Total ($)
Krishnan Anand	45,000	100,539	145,539
Victor Arias, Jr.	60,000	100,539	160,539
Carolyn Hogan Byrd	52,500	100,539	153,039
John M. Cranor, III	150,000	100,539	250,539
John F. Hoffner	60,000	100,539	160,539
R. William Ide, III	45,000	100,539	145,539
Kelvin J. Pennington	45,000	100,539	145,539

(1)	The amounts shown in this column include annual cash retainers and committee chairmanship fees.

(2)	Amounts in this column are calculated utilizing the grant date fair value of restricted stock units under FASB ASC Topic 718. The grant date fair values of the restricted stock unit awards are calculated using the Nasdaq Global Market closing price on the date of grant. See Note 13 of the Consolidated Financial Statements in our Annual Report on Form 10-K for the year ended December 30, 2012, regarding assumptions underlying valuation of equity awards. The actual grant date fair value of restricted stock units differs from the estimated grant date fair value of $85,000 as the actual grant amount for each director was calculated by dividing the value of $85,000 by the 30 day average of our closing stock price prior to the date of the grant.

Each of our non-employee directors held 1,997 unvested restricted stock units as of December 30, 2012.

COMPENSATION COMMITTEE REPORT

The People Services (Compensation) Committee has reviewed the Compensation Discussion and Analysis (“CD&A”) and discussed it with management. Based on the review and the discussions with management, the Compensation Committee recommended to the Board of Directors that the CD&A be included in the 2013 proxy statement and incorporated by reference in the Annual Report on Form 10-K for the year ended December 30, 2012 filed with the Securities and Exchange Commission.

The People Services (Compensation) Committee

Victor Arias, Jr., Chair Krishnan Anand John F. Hoffner Kelvin J. Pennington

EQUITY COMPENSATION PLAN INFORMATION

The following table gives information about our common stock that may be issued upon the exercise of options, warrants and rights under all of our existing equity compensation plans as of December 30, 2012.

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights	Weighted-average Exercise Price of Outstanding Options, Warrants and Rights(1)	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans
Equity compensation plans approved by security holders:
2002 Incentive Stock Plan	6,136	$10.65	0
2006 Incentive Stock Plan	589,198	$11.11	1,399,269
Equity compensation plans not approved by security holders:	0	N/A	0

Total	595,335	$11.10	1,399,269

(1)	During 2005, in connection with the declaration of a special cash dividend, our Board of Directors approved adjustments to outstanding options under our Employee stock option plans. The modifications adjusted the exercise price and the number of shares associated with each employee’s outstanding stock options to preserve the value of the options after the special cash dividend. We did not recognize a change as a result of the modifications because the intrinsic value of the awards and the ratio of the exercise price to the market value per share for each award did not change.

RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Our Audit Committee has appointed PricewaterhouseCoopers LLP (“PwC”) as our independent registered public accounting firm to audit our consolidated financial statements for the year ending December 29, 2013. PwC also served as our independent registered public accounting firm to audit our consolidated financial statements for the years ending December 30, 2012 and December 25, 2011. A representative of PwC will be present at the annual meeting of shareholders, will have the opportunity to make a statement and will be available to respond to appropriate questions by shareholders. Notwithstanding the ratification, the Audit Committee in its discretion may select a different independent registered public accounting firm at any time during the year if it determines that the change would be in the best interests of the Company and our shareholders. In the event that the appointment of PwC is not ratified, the Audit Committee will consider the appointment of another independent registered public accounting firm, but will not be required to appoint a different firm.

Board Recommendation

THE BOARD OF DIRECTORS OF THE COMPANY RECOMMENDS THAT THE SHAREHOLDERS VOTE FOR THE RATIFICATION OF THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM.

ADVISORY VOTE TO APPROVE EXECUTIVE COMPENSATION

Pay that reflects performance and alignment of pay with the long-term interests of our shareholders are key principles that underlie our compensation program. In accordance with the Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Act”), shareholders have the opportunity to vote, on an advisory basis, on the compensation of our named executive officers. This is often referred to as a “say on pay”, and provides you, as a shareholder, with the ability to cast a vote with respect to our 2012 executive compensation programs and policies and the compensation paid to the named executive officers as disclosed in this Proxy Statement through the following resolution:

“RESOLVED, that the shareholders approve, on an advisory (non-binding) basis, the compensation of the named executive officers, as described in the Compensation Discussion and Analysis section and in the compensation tables and accompanying narrative disclosure in this Proxy Statement.”

As discussed in the Compensation Discussion and Analysis section, the compensation paid to our named executive officers reflects the following principles of our compensation program:

•	Attract and retain qualified management;

•	Be competitive with comparable employers; and

•	Align management’s incentives with the long-term interests of our shareholders.

Although the vote is non-binding, the People Services (Compensation) Committee will review the voting results. To the extent there is any significant negative vote, we will consult directly with shareholders to better understand the concerns that influenced the vote.

THE BOARD OF DIRECTORS OF THE COMPANY RECOMMENDS THAT THE SHAREHOLDERS VOTE FOR THE APPROVAL, ON AN ADVISORY BASIS, OF EXECUTIVE COMPENSATION.

GENERAL

Compensation Committee Interlocks and Insider Participation

For fiscal 2012, the People Services (Compensation) Committee established the compensation for all our executive officers.

During fiscal 2012, Messrs. Anand, Arias, Cranor, Hoffner, Pennington and Ms. Byrd were members of the People Services (Compensation) Committee. None of our executive officers currently serve on the compensation committee or Board of Directors of any other company of which any member of our People Services (Compensation) Committee is an executive officer.

Related Party Transactions

In accordance with our Corporate Governance and Nominating Committee charter, our Corporate Governance and Nominating Committee is responsible for assisting the Board with its responsibilities for oversight of the Company’s Honor Code, which includes policies relating to conflicts of interest. Although we have not entered into any such transactions that meet the requirements for disclosure in this proxy statement, if there were to be such a transaction, it would need to be approved by our Corporate Governance and Nominating Committee and the Board.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires our directors and executive officers and persons who own more than 10% of a registered class of our equity securities to file with the SEC reports of ownership and changes in ownership of our common stock. Directors, executive officers and greater than 10% shareholders are required by SEC regulations to furnish us with copies of all Section 16(a) forms they file. Based solely on a review of the copies of these reports furnished to us or written representations that no other reports were required, we believe that during fiscal 2012, all of our directors, executive officers and greater than 10% beneficial owners complied with these requirements except that Form 4s reporting the vesting of awards of restricted stock to each of our executive officers based upon meeting performance goals, but still subject to vesting upon continued employment, were filed late.

Shareholder Proposals

To be eligible to include a shareholder proposal in our proxy statement for the 2014 annual meeting of shareholders pursuant to Rule 14a-8 under the Exchange Act, we must receive the shareholder proposal on or before December 23, 2013.

Under our bylaws, a shareholder is eligible to submit a shareholder proposal outside the processes of Rule 14a-8 if the shareholder is of record based on the record date for determining shareholders entitled to vote at the annual meeting. The shareholder also must provide timely notice of the proposal to us. To be timely under our bylaws, we must receive advance notice of the proposal by January 22, 2014 (120 days before May 22, 2014, the anniversary of our 2013 Annual Meeting) or, if the 2014 Annual Meeting date is more than 30 days before or after May 22, 2014, advance notice of the proposal must be received not less than 120 days before such annual meeting or, if later, within 10 days after the first public announcement of the date of the 2014 Annual Meeting. These time limits also apply in determining whether notice is timely for purposes of rules adopted by the SEC relating to the exercise of discretionary voting authority. Any shareholder proposal notice must comply with the content and other requirements for such notices specified in our bylaws.

All written proposals should be submitted to AFC Enterprises, Inc., Attention: Corporate Secretary, 400 Perimeter Center Terrace, Suite 1000, Atlanta, Georgia 30346.

GENERAL

Solicitation by Board; Expenses of Solicitation

Our Board of Directors has sent you this proxy statement and your proxy is solicited by our Board of Directors. Our directors, officers and associates may solicit proxies by telephone or in person, without additional compensation. We will pay for the expense of soliciting proxies, including the fees and expenses of brokers and other nominees who forward proxies and proxy materials to our shareholders so they can vote their shares.

Availability of Form 10-K and Annual Report to Shareholders

SEC rules require us to provide an Annual Report to shareholders who receive this proxy statement. We will also provide copies of the Annual Report to brokers and other nominees for the benefit of their beneficial owners of record. Additional copies of the Annual Report, which includes our Annual Report on Form 10-K for the fiscal year ended December 30, 2012 (not including documents incorporated by reference), are available without charge to shareholders upon written request to AFC Enterprises, Inc., Attention: Investor Relations, 400 Perimeter Center Terrace, Suite 1000, Atlanta, Georgia 30346, by calling (404) 459-4450 or on our website at www.afce.com.

Householding

We have adopted a procedure approved by the SEC called “householding” under which multiple shareholders who share the same last name and address will receive only one copy of the proxy statement and Annual Report to shareholders unless we receive contrary instructions from one or more of the shareholders. If you wish to opt out of householding and continue to receive multiple copies of the proxy materials at the same address, or if you have previously opted out and wish to participate in householding, you may do so by notifying us at: AFC Enterprises, Inc., Attention: Investor Relations, 400 Perimeter Center Terrace, Suite 1000, Atlanta, Georgia 30346, or by calling our Corporate Secretary, Harold M. Cohen, at (404) 459-4450.

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.	☒

Electronic Voting Instructions
Available 24 hours a day, 7 days a week!
Instead of mailing your proxy, you may choose one of the voting methods outlined below to vote your proxy.
VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.
Proxies submitted by the Internet or telephone must be received by 2:00 a.m., Eastern Time, on May 22, 2013.
Vote by Internet
• Go to www.investorvote.com/AFCE
• Or scan the QR code with your smartphone
• Follow the steps outlined on the secure website

Vote by telephone

•	Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada on a touch tone telephone

•	Follow the instructions provided by the recorded message

▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

A	THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR ALL NOMINEES IN ITEM 1.

1. Election of Directors:	01 - Krishnan Anand	02 - Victor Arias, Jr.	03 - Cheryl A. Bachelder	04 - Carolyn Hogan Byrd	+
	05 - John M. Cranor, III	06 - R. William Ide, III	07 - Kelvin J. Pennington

☐	Mark here to vote FOR all nominees	☐	Mark here to WITHHOLD vote from all nominees	☐	For All EXCEPT - To withhold authority to vote for any nominee(s), write the name(s) of such nominee(s) below.

B	THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR ITEM 2 AND ITEM 3.

	For	Against	Abstain		For	Against	Abstain

2. Ratification of the appointment of PricewaterhouseCoopers LLP as AFC’s independent registered public accounting firm for the fiscal year ending December 29, 2013.	☐	☐	☐	3. Approval, on an advisory basis, of the compensation of the named executive officers.	☐	☐	☐

4. To transact other business properly coming before the meeting or any adjournment thereof.

C	Non-Voting Items

Change of Address — Please print new address below.

D	Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

Please sign EXACTLY as your name(s) appears hereon. If shares are held jointly, each joint owner should sign. When signing as administrator, attorney, executor, guardian or trustee, please give your full title. If the shareholder is a corporation or partnership, please sign the full corporate or partnership name by a duly authorized person.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.
/ /

01N0YC

2013 Annual Shareholders Meeting

Admission Card

You should bring this Admission Card to the Annual Meeting to be admitted.

Only the shareholder whose name appears on this card will be admitted.

Due to space limitation, admission to the meeting will be on a first-come, first-served basis.

Registration will begin at 8:00 A.M.

Wednesday, May 22, 2013, 8:30 A.M. Local Time

Hilton Garden Inn Atlanta Perimeter

1501 Lake Hearn Drive

Atlanta, Georgia 30319

YOUR VOTE IS IMPORTANT

If you do not vote by telephone or Internet, please sign and date this proxy card and return it promptly in the enclosed postage-paid envelope to Computershare Trust Company, N.A., P.O. Box 43101, Providence, RI 02940-3070, so your shares may be represented at the Annual Meeting. If you vote by telephone or Internet, it is not necessary to return this proxy card.

Proxy card must be signed and dated on the reverse side.

Please fold and detach card at perforation before mailing.

Important notice regarding the Internet availability of

proxy materials for the Annual Meeting of shareholders.

The proxy statement and annual report are available at:

www.edocumentview.com/AFCE

▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

Proxy — AFC ENTERPRISES, INC.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF AFC ENTERPRISES, INC.

The undersigned hereby appoints H. Melville Hope, III and Harold M. Cohen, and each of them, as proxies with full power of substitution, for and in the name of the undersigned, to vote all shares of common stock, par value $.01 per share, of AFC Enterprises, Inc. that the undersigned would be entitled to vote on the matters described in the accompanying Proxy Statement and Notice of 2013 Annual Shareholders Meeting, receipt of which is hereby acknowledged, and upon any other business which may properly come before the Annual Meeting to be held at the Hilton Garden Inn Atlanta Perimeter, 1501 Lake Hearn Drive, Atlanta, Georgia 30319, on Wednesday, May 22, 2013 at 8:30 a.m., local time, or any adjournment thereof. This proxy, if properly executed and delivered, will revoke all prior proxies.

The proxies shall vote subject to the directions indicated on this proxy card, and the proxies are authorized to vote in their discretion upon other business as may properly come before the Annual Meeting or any adjournment thereof. The proxies will vote as the Board of Directors recommends where a choice has not been specified. If you wish to vote in accordance with the recommendations of the Board of Directors, all you need to do is sign and return this card. The proxies cannot vote your shares unless you sign, date and return this proxy card.

IF YOU DO NOT VOTE BY TELEPHONE OR INTERNET, PLEASE SIGN, DATE AND MAIL THIS PROXY CARD IN THE ACCOMPANYING ENVELOPE.